Exhibit 2.1
EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
AMONG
PAYCHEX, INC.,
SUREPAYROLL ACQUISITION CORP.,
SUREPAYROLL, INC.
AND
GEORGE P. COLIS
AS REPRESENTATIVE OF THE COMPANY STOCKHOLDERS
DECEMBER 8, 2010

i

EXHIBITS

Exhibit A	— Form of Representative Agreement
Exhibit B	— Per Share Payment Schedule
Exhibit C-1	— Form of General Escrow Agreement
Exhibit C-2	— Form of Incentive Compensation Escrow Agreement

Exhibit D	— Form of Transmittal Letter
Exhibit E	— Customer Funds Confirmation Procedures
Exhibit F	— Written Consent of Directors and of Shareholders
Exhibit 1.1	— Illustrative Calculations

AGREEMENT AND PLAN OF MERGER
          This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of December 8, 2010 by and among Paychex, Inc., a Delaware corporation (“Parent”), SurePayroll Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), SurePayroll, Inc., a Delaware corporation (the “Company”), and George P. Colis, an individual (the “Representative”), on behalf of the Company Stockholders.
RECITALS
          WHEREAS, the Board of Directors of each of Parent, Merger Sub and the Company has approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”), pursuant to which the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);
          WHEREAS, the Board of Directors of each of Parent and the Company has determined that the Merger is in furtherance of and consistent with their respective business strategies and is in the best interest of their respective stockholders, and Parent has approved this Agreement and the Merger as the sole stockholder of Merger Sub;
          WHEREAS, pursuant to the Merger, among other things, all of the issued and outstanding shares of capital stock of the Company (assuming cancellation of all outstanding Options (each as hereafter defined) to purchase Common Stock (as hereafter defined) in connection with the Merger) shall be converted into the right to receive the Merger Consideration (as hereafter defined) as provided herein;
          WHEREAS, as a condition to, and in connection with the execution of this Agreement, certain of the Company Stockholders have provided the Requisite Stockholder Approval and entered into a Stockholders’ Representative Agreement (the “Representative Agreement”), with the Representative substantially in the form attached hereto as Exhibit A; and
          WHEREAS, the parties to this Agreement desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.
          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
ARTICLE I
DEFINITIONS
          1.1 Definitions. As used herein, the following terms shall have the meanings ascribed to them in this Section 1.1.

          “Accounting Arbitrator” has the meaning set forth in Section 3.4(b) below.
          “Accounts Receivable” has the meaning set forth in Section 4.11(b) below.
          “Acquired Companies” means, collectively, the Company and each of the Company Subsidiaries.
          “Adjustment Amount” has the meaning set forth in Section 3.5 below.
          “Adjustment Payment Date” has the meaning set forth in Section 3.5 below.
          “Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “controlling,” “controlled” and “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.
          “Agreement” has the meaning set forth in the introductory paragraph above.
          “Audited Financial Statements” has the meaning set forth in Section 4.6(a) below.
          “Basket Amount” has the meaning set forth in Section 11.7(a) below.
          “Business” means the business of providing payroll processing and related tax payment and filing services for small businesses and, in addition, providing health insurance, retirement benefits, pre-employment screening, pay-as-you-go workers’ compensation and other human resource services.
          “Business Day” means any day other than a Saturday or Sunday, or a day on which the Federal Reserve Bank of Chicago is closed.
          “Cap Amount” has the meaning set forth in Section 11.7(b) below.
          “Cash on Hand” means all cash and cash equivalents (including, without limitation, certificates of deposit) of the Acquired Companies (which, for the avoidance of doubt, excludes Customer Funds), as of the close of business on the Closing Date (but without giving effect to any changes, including, without limitation, any purchase accounting adjustments, which arise solely as a result of the Merger), as determined in accordance with GAAP. For the avoidance of doubt, Cash on Hand shall be calculated net of issued but uncleared checks and drafts and shall include checks and wire transfers and drafts deposited or available for deposit for the account of the Acquired Companies. An illustrative calculation of the Cash on Hand for October 31, 2010, assuming the Closing Date was such date, is shown on Exhibit 1.1.
          “Certificate of Merger” has the meaning set forth in Section 2.2 below.
          “Certificates” has the meaning set forth in Section 3.2(d) below.
          “Channel Partner Contract” has the meaning set forth in Section 4.13(l) below.

          “Closing” has the meaning set forth in Section 2.2 below.
          “Closing Date” has the meaning set forth in Section 2.2 below.
          “Closing Net Working Capital” shall mean as of the close of business on the Closing Date (but without giving effect to any changes, including, without limitation, any purchase accounting adjustments, which arise solely as a result of the Merger), the sum of the Acquired Companies’ consolidated current assets (excluding Cash on Hand, intercompany receivables, deposits, deferred tax assets and cash and cash equivalents held by the Acquired Companies on behalf of customers of the Acquired Companies) less the Acquired Companies’ consolidated current liabilities (excluding Indebtedness, intercompany payables, deferred tax liabilities, unearned revenue, Company Stockholder Transaction Expenses, the Incentive Compensation Amount, the employer portion of any employment Taxes payable with respect to the Incentive Compensation Amount and other items set forth in Section 3.1(a) that have actually reduced Merger Consideration). For the avoidance of doubt, Net Working Capital for the purposes of determining “Target Closing Net Working Capital”, “Estimated Closing Net Working Capital” and “Closing Net Working Capital” shall be calculated in the same manner, using the same accounting principles, methods, practices and categories as were used by the Acquired Companies in determining the current assets and current liabilities in the illustrative calculation referred to in the next sentence. An illustrative calculation of the Closing Net Working Capital for October 31, 2010, assuming the Closing Date was such date, is shown on Exhibit 1.1. In no circumstances shall Closing Net Working Capital include Customer Funds, Designated Accounts Receivable or any accounts payable owed to customers.
          “Code” means the Internal Revenue Code of 1986, as amended from time to time.
          “Common Per Share Merger Consideration” means an amount equal to the quotient of (x) (i) the Merger Consideration minus (ii) the Preferred Share Merger Consideration divided by (y) (i) the total number of Common Shares outstanding, plus (ii) the total number of Common Shares that would be issued assuming the exercise of all outstanding Options (other than Out of the Money Options); as set forth in greater detail on the Per Share Payment Schedule.
          “Common Share” means each share of the Common Stock that is issued and outstanding immediately prior to the Effective Time (including any Common Stock issued or deemed issued upon the exercise or deemed exercise of any Preferred Stock conversion rights).
          “Common Stock” means the common stock of the Company, par value $0.01 per share.
          “Company” has the meaning set forth in the introductory paragraph above.
          “Company Employees” has the meaning set forth in Section 10.4 below.
          “Company Secured Debt” shall mean all indebtedness owed by the Company and the Company Subsidiaries pursuant to (i) that certain Loan and Security Agreement, dated as of April 13, 2009, between the Company and The PrivateBank and Trust Company, and (ii) that certain Amended and Restated Note Purchase Agreement, dated as of April 13, 2009, among the Company, each of the purchasers listed therein and George Colis, as collateral agent.
          “Company Shares” means the Common Shares and Preferred Shares.
          “Company Subsidiaries” means SurePayroll Insurance Agency, Inc., a Delaware corporation.
          “Company Stockholder Indemnified Party” has the meaning set forth in Section 11.4 below.
          “Company Stockholder Transaction Expenses” means the fees and expenses payable by the Company Stockholders (or the Acquired Companies) arising from, incurred in connection with or incident to this Agreement and the transactions contemplated hereby specified on Schedule 3.1(e) as delivered to Parent in accordance with the provisions of Section 3.1(e) and Section 13.1.
          “Company Stockholders” means the holders of all issued and outstanding Common Shares, Preferred Shares and Options immediately prior to the Effective Time.
          “Company’s Knowledge” means the actual knowledge of the following individuals: Michael Alter, Kim Stuart, Michael Fineberg, Richard Gunther, Scott Brandt and Scott Wald; after reasonable investigation and due inquiry of the officers and employees of the Company that are their direct reports.
          “Confidentiality Agreement” means that certain Confidentiality Agreement dated August 4, 2010 by and between William Blair (as agent for the Company) and Parent.
          “Contract” has the meaning set forth in Section 4.13 below.
          “Customer Funds” means any cash or cash equivalents received by, or on behalf of, an Acquired Company for the purpose of satisfying the obligations of any customer of an Acquired Company; including any such amounts shown on the Most Recent Financial Statements.
          “Customer Funds Account” means any account set forth on Schedule 4.6(c) in which any Customer Funds are maintained, kept, credited or debited.
          “Customer Funds Shortfall” has the meaning set forth in Section 10.6 below.
          “Defense Notice” has the meaning set forth in Section 11.5 below.
          “Designated Accounts Receivable” means the accounts receivable of the Company set forth on the CD-ROM delivered to James O. Bourdeau of Nixon Peabody LLP, on behalf of the Parent, and to Tana M. Ryan of Kirkland & Ellis LLP, on behalf of the Representative, on the date hereof.
          “DGCL” has the meaning set forth in the Recitals above.

          “Dissenting Shares” has the meaning set forth in Section 3.8 below.
          “Dissenting Stockholders” has the meaning set forth in Section 3.8 below.
          “Effective Time” has the meaning set forth in Section 2.2 below.
          “Employee Benefit Plan” means: (a) any Employee Pension Benefit Plan; (b) any Multiemployer Plan; (c) any Employee Welfare Benefit Plan; (d) any stock option, stock bonus, stock purchase, or other equity-related plan or agreement; (e) any material incentive bonus, deferred compensation, change in control, or material fringe benefit, vacation, sick leave or time-off policy; (f) any salary continuation, severance or termination pay plan or policy; and (g) any other employee benefit plan, program or arrangement that, in the case of (a) through (g), provides benefits or compensation to any employee of any Acquired Company and that is maintained or sponsored by any Acquired Company.
          “Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).
          “Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).
          “Environmental Laws” means all applicable Laws concerning pollution or protection of the environment, as such Laws are enacted and in effect on or prior to the Closing Date.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “ERISA Affiliate” means any person treated with an Acquired Company as a single employer under Section 414(b) or (c) of the Code or Section 4001(b) of ERISA.
          “Escrow Agent” has the meaning set forth in Section 3.1(c)(i) below.
          “Escrow Amount” means an amount equal to Eleven Million Five Hundred Thousand Dollars ($11,500,000.00).
          “Escrow Funds” has the meaning set forth in Section 3.1(c)(i) below.
          “Estimated Cash on Hand” has the meaning set forth in Section 3.1(b).
          “Estimated Closing Net Working Capital” has the meaning set forth in Section 3.1(b).
          “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
          “Financial Statements” has the meaning set forth in Section 4.6(a) below.
          “Form Customer Contract(s)” has the meaning set forth in Section 4.13(e) below.

          “GAAP” means United States generally accepted accounting principles as in effect from time to time.
          “General Escrow Agreement” has the meaning set forth in Section 3.1(c)(i) below.
          “Governmental Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitral tribunal or any other public authority, whether foreign, federal, state or local.
          “Governmental Order” means any judgment, order, writ, injunction, ruling or decree of or any settlement under the jurisdiction of any Governmental Authority.
          “Hazardous Material” means any substance which is (i) defined as a hazardous substance, hazardous material, hazardous waste, pollutant or contaminant under any Environmental Law, (ii) petroleum, including crude oil or any fraction thereof, or (iii) otherwise legally regulated by a Governmental Authority pursuant to any Environmental Law.
          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
          “Incentive Compensation Amount” means any amounts payable by the Company pursuant to the Incentive Compensation Plan (other than the employer portion of any employment taxes payable pursuant to the Incentive Compensation Plan).
          “Incentive Compensation Plan” means the SurePayroll, Inc. Incentive Compensation Plan.
          “Incentive Compensation Escrow” means the escrow to be established pursuant to Section 6 of the Incentive Compensation Plan in an amount calculated in accordance with the Incentive Compensation Plan (as determined by the board of directors of the Company and delivered by the Company to Parent two (2) Business Days prior to the Closing Date).
          “Incentive Compensation Escrow Agreement” has the meaning set forth in Section 3.1(f) below.
          “Income Tax” means any Tax measured by, or imposed on, net income and any penalties or interest related thereto.
          “Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto.
          “Indebtedness” means any liability, whether or not contingent, (i) in respect of borrowed money or evidenced by bonds, notes, debentures, or similar instruments, (ii) representing the balance deferred and unpaid of the purchase price of any property (including pursuant to capital leases) but excluding trade payables, (iii) any letters of credit, performance bonds, bankers acceptances or similar obligations entered into in the ordinary course of business and (iv) guaranties, direct or indirect, in any manner, of all or any part of any Indebtedness of any Person. Notwithstanding the foregoing, Indebtedness does not include any intercompany obligations between or among the Company or any Company Subsidiary.
          “Indemnified Party” has the meaning set forth in Section 11.5 below.
          “Indemnifying Party” has the meaning set forth in Section 11.5 below.
          “Indemnified Person” has the meaning set forth in Section 10.3(a) below.
          “Insurance Policies” has the meaning set forth in Section 4.20 below.
          “Intellectual Property” means all patents, trademarks, tradenames and service marks, copyrights, and any application therefor, along with all confidential business information, inventions, know how, trade secrets, manufacturing processes, formulae, computer or online software, technical information, specifications, data, technology, plans and drawings, and other intellectual property owned, or used under a valid license, by any of the Acquired Companies.
          “Law” means any law, statute, regulation, rule, ordinance or other binding action or requirement of a Governmental Authority.
          “Leased Real Property” means the real property leased or subleased to the Acquired Companies and used in the Business.
          “Leases” means all leases and subleases, including all amendments, extensions, renewals and guaranties with respect thereto, pursuant to which any of the Acquired Companies holds any Leased Real Property.
          “Letter of Transmittal” has the meaning set forth in Section 3.2(d) below.
          “Liability” or “Liabilities” means any direct or indirect Indebtedness, liability, claim, settlement payment obligation, award, judgment, or deficiency, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise and whether or not accruing after the giving of notice or the lapse of time or both and any interest or penalties thereon or with respect thereto.
          “Licenses” has the meaning set forth in Section 4.18 below.
          “Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest.
          “Loss” or “Losses” has the meaning set forth in Section 11.3 below.
          “Material Adverse Effect” or “Material Adverse Change” means any change, event, circumstance, occurrence or state of facts that would have a materially adverse effect on (a) the business, assets, liabilities, results of operations or financial condition of the Acquired Companies taken as a whole, on a short term or long term basis, or (b) the ability of the Acquired Companies to consummate the transactions contemplated by this Agreement. Furthermore, none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect or Material Adverse Change: any adverse change, event, development or effect arising from or relating to (1) general business or economic conditions, including such conditions related to the Business of the Acquired Companies, (2) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (3) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (4) changes in GAAP, (5) changes in Law, (6) the announcement or performance of this Agreement or the transactions contemplated by this Agreement, or the taking of any action contemplated by this Agreement or (7) the taking of any action by Parent or Merger Sub, provided, however, that the events described in clauses (1), (2), (3), (4), or (5) shall be taken into account in determining whether there has been a Material Adverse Effect or Material Adverse Change if any such event disproportionately affects the business, assets, liabilities, results of operations or financial condition of the Acquired Companies taken as a whole, relative to other Persons engaged in a business similar to the business conducted by the Acquired Companies.
          “Material Contract” has the meaning set forth in Section 4.13 below.
          “Merger” has the meaning set forth in the Recitals above.
          “Merger Consideration” has the meaning set forth in Section 3.1(a) below.
          “Merger Sub” has the meaning set forth in the introductory paragraph above.
          “Most Recent Financial Statements” has the meaning set forth in Section 4.6(a) below.
          “Multiemployer Plan” has the meaning set forth in ERISA §3(37).
          “Open Source Software” means any software that is governed by license terms that require as a condition of its use, modification, or distribution that such software or other software combined or distributed with it be, whether with or without charge, (i) disclosed or distributed in source code form; and (ii) distributed under those same, or substantially similar, license terms.
          “Option” has the meaning set forth in Section 3.3.
          “Option Benefit Amount” as used in the Per Share Payment Schedule, means an amount equal to the aggregate exercise price of all of the Options (other than the Out of the Money Options).
          “Option Holder” has the meaning set forth in Section 3.3.
          “Option Payments” has the meaning set forth in Section 3.3.

          “Organizational Documents” means (a) the certificate of incorporation; (b) articles of incorporation; (c) articles of organization; (d) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; (e) by-laws or similar governing document, and (f) any amendment to (or document having the effect of amending or supplementing in some respect) any of the foregoing.
          “Out of the Money Options” has the meaning set forth in Section 3.3.
          “Parent” has the meaning set forth in the introductory paragraph above.
          “Parent Benefit Plan” has the meaning set forth in Section 10.4 below.
          “Parent Indemnified Party” has the meaning set forth in Section 11.3 below.
          “Party” or “Parties” means the Company, the Representative, Merger Sub and Parent.
          “Permitted Liens” means (a) Liens for Taxes not yet delinquent or for which adequate reserves have been established in accordance with GAAP, (b) statutory Liens of landlords for amounts not yet delinquent, (c) Liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for amounts not yet delinquent, (d) Liens attaching to inventory held by consignees in the ordinary course of business, (e) Liens listed on Schedule 1.1(b), and (f) Liens created by any act of Parent or Merger Sub.
          “Per Share Payment Schedule” means the schedule attached hereto as Exhibit B that (a) as of the date hereof, sets forth the formula for calculating the Merger Consideration payable at the Closing (including without limitation by taking into account the Option Benefit Amount) and (b) as of the Closing Date, shall be amended to include (1) the calculation as of the Closing of the Common Per Share Merger Consideration and the per share amount of the Merger Consideration payable to each class of Preferred Stock based upon the calculation of the Merger Consideration payable at the Closing (taking into account the Estimated Closing Net Working Capital and the Estimated Cash on Hand), (2) the calculation of each Company Stockholder’s portion of the Merger Consideration based on the per share amounts described in (1) above, (3) the Post-Closing Working Capital Percentages (as defined in the Representative Agreement) and (4) the General Post-Closing Percentages (as defined in the Representative Agreement).
          “Person” means an individual, a sole proprietorship, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or any Governmental Authority.
          “Post-Closing Tax Period” means any taxable period ending after the Closing Date and the portion after the Closing Date for any Straddle Period.
          “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period.

          “Preferred Share” means each share of the Preferred Stock that is issued and outstanding immediately prior to the Effective Time (excluding any Preferred Stock cancelled or deemed cancelled upon the exercise of any Preferred Stock conversion rights).
          “Preferred Share Merger Consideration” means the allocation of the Merger Consideration among the Preferred Shares as determined in accordance with the Per Share Payment Schedule.
          “Preferred Stock” means the Series A Preferred, Series B Preferred, Series B-1 Preferred, Series C Preferred, Series D Preferred and Series D-1 Preferred.
          “Reconciliation Date” has the meaning set forth in Section 3.5 below.
          “Related Party” has the meaning set forth in Section 4.22(b) below.
          “Representative” has the meaning set forth in the introductory paragraph above.
          “Representative Agreement” has the meaning set forth in the Recitals above.
          “Requisite Stockholder Approval” means the affirmative vote or consent of a majority of: (a) the issued and outstanding Common Shares and Preferred Shares (voting on an as-converted basis, as applicable) and (b) (i) the Series B Preferred (with the Series B Preferred and Series B-1 Preferred voting as a single class), (ii) the Series C Preferred and (iii) the Series D Preferred (with the Series D Preferred and Series D-1 Preferred voting as a single class).
          “Scheduled Material Contract” has the meaning set forth in Section 4.13 below.
          “Section 280G” has the meaning set forth in Section 6.7 below.
          “Section 280G Approval” has the meaning set forth in Section 6.7 below.
          “Section 280G Payments” has the meaning set forth in Section 6.7 below.
          “Secured Debt Payoff Amount” means the amount indicated in the payoff letter delivered pursuant to Section 8.2(c), which is equal to the aggregate principal of, accrued but unpaid interest on such aggregate principal amount, and all amounts required in each case in the Senior Debt Payoff Letters to be paid with respect to, the Company Secured Debt up to and including the Closing Date.
          “Senior Debt Payoff Letters” has the meaning set forth in Section 8.2(c) below.
          “Series A Preferred” means the Company’s series A preferred stock, par value $0.01 per share.
          “Series B Preferred” means the Company’s series B preferred stock, par value $0.01 per share.
          “Series B-1 Preferred” means the Company’s series B-1 preferred stock, par value $0.01 per share.

          “Series C Preferred” means the Company’s series C preferred stock, par value $0.01 per share.
          “Series D Preferred” means the Company’s series D preferred stock, par value $0.01 per share.
          “Series D-1 Preferred” means the Company’s series D-1 preferred stock, par value $0.01 per share.
          “Statement of Accounts Receivable” has the meaning set forth in Section 3.6 below.
          “Statement of Cash on Hand” has the meaning set forth in Section 3.4(a) below.
          “Statement of Closing Net Working Capital” has the meaning set forth in Section 3.4(a) below.
          “Statement of Customer Funds” has the meaning set forth in Section 3.5 below.
          “Statements” has the meaning set forth in Section 3.4(a).
          “Straddle Period” means any Tax period that includes (but does not end on) the Closing Date.
          “Subsequent Disclosure” has the meaning set forth in Section 6.3 below.
          “Survival Period” has the meaning set forth in Section 11.2 below.
          “Surviving Corporation” has the meaning set forth in Section 2.1 below.
          “Target Closing Net Working Capital” means negative One Million Four Hundred Thousand Dollars (-$1,400,000).
          “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind, including any interest, penalty or addition thereto.
          “Tax Notice” has the meaning set forth in Section 11.3(d) below.
          “Tax Representations and Covenants” shall mean the covenants contained in Section 10.1 and the representations and warranties contained in Section 4.9.
          “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto.
          “Third Party Claim” has the meaning set forth in Section 11.5 below.

          “Transfer Agent” has the meaning set forth in Section 3.1(c)(ii).
          “WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state or local Law.
          1.2 Interpretation. Unless otherwise expressly provided or unless the context requires otherwise: (i) all references in this Agreement to Articles, Sections, Schedules and Exhibits shall mean and refer to Articles, Sections, Schedules and Exhibits of this Agreement; (ii) all references to statutes and related regulations shall include all amendments of the same and any successor or replacement statutes and regulations; (iii) words using the singular or plural number also shall include the plural and singular number, respectively; (iv) references to “hereof”, “herein”, “hereby” and similar terms shall refer to this entire Agreement (including the Schedules and Exhibits hereto); (v) references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of a Governmental Authority, Persons succeeding to the relevant functions of such Person); (vi) the term “including” shall be deemed to mean “including, without limitation”; (vii) words of any gender include each other gender; and (viii) whenever this Agreement refers to a number of days, such number shall refer to calendar days, unless such reference is specifically to “Business Days.”
ARTICLE II
THE MERGER
          2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent (the “Surviving Corporation”).
          2.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 12.1, the closing of the Merger (the “Closing”) will take place no later than three (3) Business Days after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII, at the offices of Kirkland & Ellis LLP, 300 North LaSalle Street, Chicago, Illinois 60654, at 10:00 a.m. (Chicago time), provided that such place, date and time may be changed to another place, date and/or time as agreed to in writing by Parent and the Company. The date upon which the Closing actually occurs is herein referred to as the “Closing Date.” On the Closing Date, the Parties shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of acceptance by the Secretary of State of Delaware of such filing, or, if another date and time is specified in such filing, such specified date and time, being the “Effective Time”).
          2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, duties and obligations of the Company and Merger Sub shall become the debts, liabilities, duties and obligations of the Surviving Corporation.
          2.4 Certificate of Incorporation; Bylaws. At the Effective Time, the Organizational Documents of the Surviving Corporation shall be amended in their entirety to contain the provisions set forth in the Organizational Documents of Merger Sub, as in effect immediately prior to the Effective Time.
          2.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to serve in accordance with the Organizational Documents of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Organizational Documents of the Surviving Corporation.
ARTICLE III
MERGER CONSIDERATION; CONVERSION OF SECURITIES;
EXCHANGE OF CERTIFICATES
          3.1 Calculation and Payment of the Merger Consideration.
          (a) Calculation of Merger Consideration. The aggregate amount to be paid by Parent with respect to the Preferred Shares, Common Shares and Options shall equal the sum of the following:
          (i) One Hundred Fifteen Million Dollars ($115,000,000.00);
          (ii) plus the total amount of Estimated Cash on Hand (as determined in accordance with Section 3.1(b) below);
(iii)	(1) plus the amount, if any, by which the Estimated Closing Net Working Capital (as determined in accordance with Section 3.1(b) below) is greater than the Target Closing Net Working Capital, or
(2)	minus the amount, if any, by which the Target Closing Net Working Capital is greater than the Estimated Closing Net Working Capital (as determined in accordance with Section 3.1(b) below);
          (iv) minus the Secured Debt Payoff Amount;
          (v) minus an amount equal to the Incentive Compensation Amount plus the employer portion of any employment Taxes payable with respect to the Incentive Compensation Amount;

          (vi) minus the Company Stockholder Transaction Expenses paid by Parent under Section 3.1(e).
          The aggregate amount of items (i) through (vi) immediately above (as adjusted by Section 3.4 and Section 3.5 hereof) is referred to herein as the “Merger Consideration.” After the Effective Time, the Merger Consideration shall be subject to the adjustments set forth in Section 3.4 and Section 3.5.
          (b) Estimated Merger Consideration Adjustment. Two (2) Business Days prior to the Closing Date, the Company shall deliver to Parent a statement of the Closing Net Working Capital (the “Estimated Closing Net Working Capital”) and the Cash on Hand (the “Estimated Cash on Hand”), each calculated in good faith and prepared in accordance with the applicable calculation described in Exhibit 1.1, and a revised copy of the Per Share Payment Schedule. The Estimated Closing Net Working Capital and Estimated Cash on Hand will be included in the determination of the Merger Consideration as set forth in Section 3.1(a) above.
          (c) Payment and Allocation of Merger Consideration. At and upon the Effective Time, Parent shall:
          (i) remit by wire transfer of immediately available funds a portion of the Merger Consideration in the amount of the Escrow Amount to JPMorgan Chase Bank, N.A., or if JPMorgan Chase Bank, N.A. should be unable or unwilling to be retained for this purpose, to another escrow agent mutually agreeable to both Parent and the Representative (the “Escrow Agent”), as designated in the escrow agreement (the “General Escrow Agreement”), substantially in the form of Exhibit C-1 hereto, to be entered into at the Closing by Parent, the Representative and the Escrow Agent. Such amounts delivered to the Escrow Agent, together with any investment proceeds thereon, and subject to any reduction for distributions made pursuant to the terms of the General Escrow Agreement, are referred to collectively herein as the “Escrow Funds” and will secure the Parent’s right to indemnification under Article XI and amounts required to be paid in connection with the adjustments to the Merger Consideration as described in Section 3.4 and Section 3.5; and
          (ii) the remaining amount of the Merger Consideration, after subtraction of the amounts remitted in accordance with Sections 3.1(c)(i) and subtraction of the portion thereof otherwise allocable in accordance with Section 3.8 below to Dissenting Shares, shall be paid by Parent, or Parent shall cause the Company or at Parent’s option, an exchange agent to be appointed by Parent (each being referred to herein as a “Transfer Agent”) to pay to the Company Stockholders in accordance with the terms of this Article III.
          (d) Payment of Company Secured Debt. At and upon the Effective Time, Parent shall pay, or cause to be paid, on behalf of the Company, the Secured Debt Payoff Amount by wire transfer of immediately available funds to the Persons or bank accounts specified in the payoff letter for the Company Secured Debt delivered pursuant to Section 8.2(c).

          (e) Payment of Company Stockholder Transaction Expenses. At and upon the Effective Time, Parent shall pay, or cause to be paid, on behalf of the Company and the Company Stockholders, the Company Stockholder Transaction Expenses by wire transfer of immediately available funds to the Persons or bank accounts and in the amounts specified by the Representative on Schedule 3.1(e) to be provided to Parent at least one (1) day prior to the Effective Time.
          (f) Payment of Incentive Compensation Amount. At and upon the Effective Time, Parent shall pay, or cause to be paid, on behalf of the Company, the Incentive Compensation Amount (net of withholding and the employee’s portion of any employment Taxes, if any, which shall be remitted instead by Parent to the applicable taxing authority) by wire transfer of immediately available funds to the Persons and in the amounts calculated by the board of directors of the Company in accordance with the Incentive Compensation Plan and delivered by the Company to Parent two (2) Business Days prior to the Closing Date, less an amount in the aggregate equal to the Incentive Compensation Escrow, which the amount of such Incentive Compensation Escrow shall be paid to the Escrow Agent by wire transfer of immediately available funds to be held in escrow in accordance with the terms of the Incentive Compensation Plan and the escrow agreement (the “Incentive Compensation Escrow Agreement”), substantially in the form of Exhibit C-2 hereto, to be entered into at the Closing by Parent, the Representative and the Escrow Agent.
          3.2 Effect of Merger on the Capital Stock of the Company.
          (a) Conversion of Common Shares. At the Effective Time, each Common Share shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Company Stockholders, be cancelled and extinguished, and each such Common Share shall be converted into the right to receive the Common Per Share Merger Consideration (subject to adjustment as provided in Section 3.4 and Section 3.5 hereof) in cash, payable in accordance with and subject to the conditions provided in this Article III, other than with respect to Dissenting Shares and without duplication with respect to amounts paid to the Preferred Shares pursuant to Section 3.2(b) and to the Options cancelled pursuant to Section 3.3. Notwithstanding any contrary provision set forth in this Agreement, neither Parent, nor the Transfer Agent, nor the Representative shall pay to any Company Stockholder holding Common Shares that portion of the Merger Consideration represented by such Company Stockholder’s share of the Escrow Funds until such time as such amount, if any, is distributable pursuant to the terms and conditions of the General Escrow Agreement. The adoption of this Agreement and the approval of the Merger by the Requisite Stockholder Approval shall constitute approval of the General Escrow Agreement and of all of the arrangements relating thereto, including, without limitation, the placement of the Escrow Funds in escrow and the payment of the Merger Consideration in accordance with this Article III.
          (b) Conversion of Preferred Shares. At the Effective Time, each Preferred Share shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Company Stockholders, be cancelled and extinguished, and each such Preferred Share shall be converted into the right to receive a portion of the Preferred Share Merger Consideration (as allocated pursuant to the Representative Agreement and subject to adjustment as provided in Section 3.4 and Section 3.5 hereof) in cash, payable in accordance with and subject to the conditions provided in this Article III, other than with respect to Dissenting Shares and without duplication with respect to amounts paid to the Common Shares pursuant to Section 3.2(a) and to the Options cancelled pursuant to Section 3.3. Notwithstanding any contrary provision set forth in this Agreement, neither the Parent, nor the Transfer Agent, nor the Representative shall pay to any Company Stockholder holding Preferred Shares that portion of the Merger Consideration represented by such Company Stockholder’s share of the Escrow Funds until such time as such amount, if any, is distributable pursuant to the terms and conditions of the General Escrow Agreement. The adoption of this Agreement and the approval of the Merger by the Requisite Stockholder Approval shall constitute approval of the General Escrow Agreement and of all of the arrangements relating thereto, including, without limitation, the placement of the Escrow Funds in escrow and the payment of the Merger Consideration in accordance with this Article III.
          (c) Treasury Stock. Each share of Company Stock held in the treasury of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof, and no payment shall be made with respect thereto.
          (d) Surrender of Certificates. As soon as practicable, but no later than five (5) Business Days after the date hereof, the Company shall mail to each holder of record of a certificate representing outstanding Company Shares (the “Certificates”) (1) a letter of transmittal in the form attached hereto as Exhibit D (the “Letter of Transmittal”) and (2) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration contemplated to be paid to the Company Stockholders pursuant to this Section 3.2. As a condition to each Certificate holder’s receipt of a portion of the Merger Consideration, but subject to Section 3.6 hereof, each holder of a Certificate shall (i) surrender a Certificate to the Representative or its designee for cancellation and (ii) deliver an executed Letter of Transmittal (which shall include a joinder to the Representative Agreement). Upon receipt by the Parent or the Transfer Agent, as applicable, of the items set forth in the immediately preceding sentence (but in no event earlier than the Effective Time), the holder of such Certificate shall be entitled to receive in exchange therefor the portion of the Preferred Share Merger Consideration, or the Common Per Share Merger Consideration, as applicable (adjusted in each case as contemplated in Section 3.4 and Section 3.5 hereof) represented by such Certificate as set forth above, which Merger Consideration shall be payable upon such proper surrender by Parent or the Transfer Agent, as applicable, by delivery of a certified or bank cashier’s check or by wire transfer, and the Certificate so surrendered shall forthwith be cancelled upon delivery thereof to Parent or the Transfer Agent, as applicable. No interest will be paid or accrued on any portion of the Merger Consideration payable to holders of Certificates. In the event of a transfer of ownership of Company Shares that is not registered in the transfer records of the Company, payment may be made to a transferee if the Certificate representing such Company Shares is presented to Parent or the Transfer Agent, as applicable, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Notwithstanding any contrary provision set forth in this Agreement, neither Parent nor the Transfer Agent, nor the Representative shall pay to any holder of a Certificate that portion of the Merger Consideration represented by such Company Stockholder’s share of the Escrow Funds until such time as such amount, if any, is distributable pursuant to the terms and conditions of the General Escrow Agreement.

          (e) Cancellation of Company Shares. From and after the Effective Time, all Company Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Certificate representing any such Company Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration represented by such Certificate (other than with respect to Dissenting Shares).
          3.3 Options. In connection with the Merger, effective at the Effective Time, all outstanding employee stock options to purchase Common Stock (each, an “Option”), without any payment therefor except as otherwise provided in this Section 3.3, shall be automatically cancelled and prior to the Effective Time, the Company shall use commercially reasonable efforts to cause the same. Each Option, to the extent unexercised as of the Effective Time, shall thereafter no longer be exercisable but shall entitle (subject to compliance with the immediately following sentence) each holder thereof (each, an “Option Holder”), in cancellation and settlement therefor, to a payment in cash equal to (i) the excess, if any, of (x) the Common Per Share Merger Consideration (subject to adjustment as provided in Section 3.4 and Section 3.5 hereof) over (y) the exercise price per share of Common Stock subject to such Option, multiplied by (ii) the total number of shares of Common Stock subject to such Option immediately prior to its cancellation (such payment to be net of withholding and the employee’s portion of any employment Taxes actually paid to the appropriate taxing authority in accordance with applicable laws, if any, and without interest), at the same time, in the same manner and subject to the same conditions under which other Company Stockholders receive Common Per Share Merger Consideration (collectively, such amounts payable hereunder being referred to as the “Option Payments”). For the avoidance of doubt, any Option for which the Common Per Share Merger Consideration is less than or equal to the exercise price of such Option (an “Out of the Money Option”) shall not be entitled to receive any portion of the Merger Consideration, and shall be canceled, as of the Closing Date, with no consideration delivered in exchange therefore, and prior to the Effective Time, the Company shall use commercially reasonable efforts to cause the same. As a condition precedent to each Option Holder’s right to receive the Option Payment, each Option Holder shall deliver to Parent or the Transfer Agent, as applicable, an executed Letter of Transmittal (which shall include an executed joinder to the Representative Agreement). As soon as practicable, but in no event later than five (5) Business Days after the date hereof, the Company shall mail to each Option Holder (1) a Letter of Transmittal (including a joinder to the Representative Agreement) and (2) instructions for use in effecting the cancellation and termination of the Option in exchange for the Option Payments contemplated to be paid to the Option Holders pursuant to this Section 3.3. Upon the Parent’s receipt of a duly completed Letter of Transmittal (including an executed joinder to the Representative Agreement), Parent or the Transfer Agent, as applicable, shall pay to such Option Holder (but in no event earlier than the Effective Time), on behalf of the Company and subject to any applicable withholdings and Taxes, the Option Payments due under this Section 3.3 with respect to such Option. Notwithstanding any contrary provision set forth in this Agreement, neither Parent, nor the Transfer Agent, nor the Representative shall pay to any Option Holder that portion of the Option Payment represented by such Option Holder’s share of the Escrow Funds until such time as such amount, if any, is distributable pursuant to the terms and conditions of the General Escrow Agreement.

          3.4 Post-Closing Working Capital and Cash on Hand Adjustment.
          (a) Within sixty (60) days after the Closing Date, Parent shall prepare and deliver to the Representative a statement of the Closing Net Working Capital (the “Statement of Closing Net Working Capital”) and a statement of the Cash on Hand (the “Statement of Cash on Hand”), together, in each case, with all supporting documentation, calculating, in accordance with the formula set forth on Exhibit B, the calculation of each Company Stockholder’s portion of the Merger Consideration based upon the calculation of the Merger Consideration payable at the Closing taking into account the Statement of Closing Net Working Capital and the Statement of Cash on Hand. The Statement of Closing Net Working Capital and Statement of Cash on Hand are collectively referred to herein as the “Statements.” The Statement of Closing Net Working Capital shall be based upon the books and records of the Acquired Companies and shall be prepared in accordance with the definition of Closing Net Working Capital set forth in Article I above. The Statement of Cash on Hand shall be based on the books and records of the Acquired Companies and shall be prepared in accordance with the definition of Cash on Hand set forth in Article I above. Until the Statements are finally determined pursuant to this Section 3.4, Parent shall afford the Representative (and its representatives and advisors) reasonable access to all books and records and all financial and accounting personnel used to prepare, or otherwise relevant to the calculation of, the Statement under control of or in the possession of Parent or the Company (or their respective representatives and advisors).
          (b) Each Statement shall be final and binding on the Parties unless the Representative shall, within thirty (30) days following the delivery of the Statements, deliver to Parent written notice of disagreement with such Statement, which notice shall describe the nature of any such disagreement in reasonable detail, identify the specific items involved and the dollar amount of such disagreement. If the Representative shall deliver a notice of disagreement within the aforesaid thirty (30) day period, then the disputed matters shall be resolved by the Representative, on behalf of the Company Stockholders, and Parent. For the avoidance of doubt, amounts that are not subject to a written notice of disagreement or objection shall be remitted to the Representative or Parent, as the case may be, in accordance with Section 3.4(c). If the Representative and Parent are unable to resolve all disagreements within thirty (30) days of receipt by Parent of a written notice of disagreement, or such longer period as may be agreed by Parent and the Representative, then, within thirty (30) days thereafter, the Representative and Parent shall send the items in dispute to be resolved by KPMG, or if KPMG should be unable or unwilling to be retained for this purpose, to be resolved by another auditor mutually agreeable to both Parent and the Representative (the “Accounting Arbitrator”). The Accounting Arbitrator so selected will consider only those items and amounts set forth in the applicable Statement as to which Parent and the Representative have disagreed within the time periods and on the terms specified above and must resolve the matter in accordance with the terms and provisions of this Agreement. Each Party may furnish to the Accounting Arbitrator such information and documents as it deems relevant, with copies of such submission and all such documents and information being concurrently given to the other Party. The Accounting Arbitrator shall resolve each item of disagreement based solely on the supporting material provided by the Parties and not pursuant to any independent review and may not assign a value to any particular item greater than the greatest value for such item claimed by either Party or less than the lowest value for such item claimed by either Party, in each case as presented to the Accounting Arbitrator. The Accounting Arbitrator shall issue a detailed written report that sets forth the resolution of all items in dispute and that contains, as applicable, a final Statement of Closing Net Working Capital and Statement of Cash on Hand and final copy of the Per Share Payment Schedule calculating, in accordance with the formula set forth on Exhibit B, the calculation of each Company Stockholder’s portion of the Merger Consideration taking into account the final Statement of Closing Net Working Capital and final Statement of Cash on Hand. Such report shall be final and binding upon Parent and the Representative and the Company Stockholders. The fees and expenses of the Accounting Arbitrator shall be borne on a proportionate basis by the Representative, on behalf of the Company Stockholders from the Escrow Funds, on the one hand, and the Parent, on the other hand, based on the inverse proportion of the respective percentages of the dollar value of disputed issues determined in favor of the Representative and Parent respectively. Parent and the Representative shall, and Parent shall cause the Surviving Corporation to, cooperate fully with the Accounting Arbitrator and respond on a timely basis to all requests for information or access to documents or personnel made by the Accounting Arbitrator or by other Parties hereto, all with the intent to fairly and in good faith resolve all disputes relating to any Statement as promptly as reasonably practicable.
          (c) If the amount representing the Closing Net Working Capital and Cash on Hand, in each case, as reflected in the applicable Statement as finally determined in accordance with this Section 3.4 differs from the Estimated Closing Net Working Capital and Estimated Cash on Hand, respectively as the case may be, the Merger Consideration shall be adjusted on a dollar-for-dollar basis by the amount of such difference.
               If the adjustments, if any, under this Section 3.4 result in an aggregate reduction in the Merger Consideration, the Representative shall pay (or cause to be paid) to Parent (by wire transfer to an account designated in writing by Parent) from the Escrow Funds the amount of such reduction within five (5) Business Days after the final determination of the adjustments. Conversely, if such adjustments result in an aggregate increase in the Merger Consideration, Parent shall, within five (5) Business Days after the final determination of the adjustments, remit (i) the portion of the amount of such increase allocable to the Company Stockholders in accordance with the Per Share Payment Schedule to the Representative (on behalf of the Company Stockholders once they have complied with the conditions set forth in this Article III for receipt of their respective portion of the Merger Consideration, or otherwise as set forth in this Article III) and (ii) the portion of the amount of such increase allocable to the Persons entitled to receive such amounts under the Incentive Compensation Plan to such Persons (net of withholding and the employee’s portion of any employment Taxes, if any, which shall be remitted instead by Parent to the applicable taxing authority) in accordance with the Per Share Payment Schedule. Notwithstanding anything to the contrary contained in this Section 3.4, the Parties acknowledge and agree that in no event will the payments made by Parent or the Representative in respect of any adjustments pursuant to this Section 3.4 exceed an amount equal to the Escrow Funds.
          3.5 Post-Closing Customer Funds and Designated Accounts Receivable Reconciliation.
          (a) On or immediately prior to the thirteen (13) month anniversary of the Closing Date (the “Reconciliation Date”), Parent shall prepare and deliver to the Representative

(in each case together with all supporting documentation (including the amount of insufficiency or surplus with respect to each customer of an Acquired Company)):
               (i) a statement of the Customer Funds held by the Company as of the Closing Date, and setting forth the amount, if any, by which such Customer Funds are insufficient to satisfy, for the period ending on the Closing Date, the Acquired Companies’ obligations to collect, disburse or remit Customer Funds (including any penalties or interest imposed upon a customer of any of the Acquired Companies with respect to or arising out of the failure by such Acquired Company prior to the Closing to properly perform its contractual obligations to such customer with respect thereto) (the “Statement of Customer Funds”),
               (ii) a statement of the outstanding balance on the Designated Accounts Receivable as of the Reconciliation Date (the “Statement of Accounts Receivable”), and
               (iii) a certificate from Parent’s chief executive officer certifying that (x) Parent has prepared the Statement of Customer Funds and Statement of Accounts Receivable in accordance with this Section 3.5 and (y) Parent’s compliance with the covenants set forth in Section 10.6.
          The Statement of Customer Funds and the Statement of Accounts Receivable shall be based upon the books and records of the Acquired Companies, and shall (x) include in the calculation of Customer Funds any accounts receivable which the Company had recorded in respect of such Customer Funds as of the Closing Date which have been collected since the Closing Date and (y) exclude in the calculation of Customer Funds any insufficiencies due to Tax Notices. Until the Statement of Customer Funds and the Statement of Accounts Receivable are finally determined pursuant to this Section 3.5, Parent shall afford the Representative (and its representatives and advisors) reasonable access to all books and records and all financial and accounting personnel used to prepare, or otherwise relevant to the calculation of, the Statement of Customer Funds under control of or in the possession of Parent or the Company (or their respective representatives and advisors).
          (b) The Statement of Customer Funds and the Statement of Accounts Receivable shall be final and binding on the Parties unless the Representative shall, within thirty (30) days following the delivery of the Statement of Customer Funds and the Statement of Accounts Receivable, delivers to Parent written notice of disagreement with such Statement of Customer Funds or the Statement of Accounts Receivable, or both, as applicable, which notice shall describe the nature of any such disagreement in reasonable detail, identify the specific items involved and the dollar amount of such disagreement. If the Representative shall raise any objections within the aforesaid thirty (30) day period, then the disputed matters shall be resolved by the Representative, on behalf of the Company Stockholders, and Parent. If the Representative and Parent are unable to resolve all disagreements within thirty (30) days of receipt by Parent of a written notice of disagreement, or such longer period as may be agreed by Parent and the Representative, then, within thirty (30) days thereafter, the Representative and Parent shall send the items in dispute to be resolved by the Accounting Arbitrator. The Accounting Arbitrator so selected will consider only those items and amounts set forth in the Statement of Customer Funds or and the Statement of Accounts Receivable, or both, as applicable, as to which Parent and the Representative have disagreed within the time periods and on the terms specified above and must resolve the matter in accordance with the terms and provisions of this Agreement. Each Party may furnish to the Accounting Arbitrator such information and documents as it deems relevant, with copies of such submission and all such documents and information being concurrently given to the other Party. The Accounting Arbitrator shall resolve each item of disagreement based solely on the supporting material provided by the Parties and not pursuant to any independent review and may not assign a value to any particular item greater than the greatest value for such item claimed by either Party or less than the lowest value for such item claimed by either Party, in each case as presented to the Accounting Arbitrator. The Accounting Arbitrator shall issue a detailed written report that sets forth the resolution of all items in dispute and that contains, as applicable, a final Statement of Customer Funds and a final Statement of Accounts Receivable. Such report shall be final and binding upon Parent and the Representative and the Company Stockholders. The fees and expenses of the Accounting Arbitrator shall be borne on a proportionate basis by the Representative, on behalf of the Company Stockholders from the Escrow Funds, on the one hand, and the Parent, on the other hand, based on the inverse proportion of the respective percentages of the dollar value of disputed issues determined in favor of the Representative and Parent respectively. Parent and the Representative shall, and Parent shall cause the Surviving Corporation to, cooperate fully with the Accounting Arbitrator and respond on a timely basis to all requests for information or access to documents or personnel made by the Accounting Arbitrator or by other Parties hereto, all with the intent to fairly and in good faith resolve all disputes relating to the Statement of Customer Funds and the Statement of Accounts Receivable as promptly as reasonably practicable.
          (c) The amount of any outstanding balance on the Designated Accounts Receivable as reflected in the Statement of Accounts Receivable as finally determined in accordance with this Section 3.5, shall be added to any insufficiency in the Customer Funds as reflected in the Statement of Customer Funds as finally determined in accordance with this Section 3.5 (such sum to be the “Adjustment Amount”). The Representative shall, within five (5) Business Days after the final determination of the Statement of Accounts Receivable and the Statement of Customer Funds (the “Adjustment Payment Date”), pay (or cause to be paid) to Parent (by wire transfer to an account designated in writing by Parent) from the Escrow Funds, the amount, if any, by which (i) the Adjustment Amount, exceeds (ii) the amount, if any, by which (x) the Basket Amount, exceeds (y) all Losses pursuant to Section 11.3(a) that have been incurred and claimed by a Parent Indemnified Party as of the Adjustment Payment Date, if any, to which the Basket Amount applies in accordance with Section 11.7(b). Notwithstanding anything to the contrary contained in this Section 3.5, the Parties acknowledge and agree that in no event will the Representative have any payment obligation in respect of any adjustments pursuant to this Section 3.5 other than from the then-current balance of the Escrow Funds.
          3.6 Lost, Stolen and Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Surviving Corporation will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration deliverable in respect thereof pursuant to this Agreement.
          3.7 Effect of Merger on Capital Stock of Surviving Corporation. At the Effective Time, each share of Merger Sub’s common stock, par value $0.01 per share, that is issued and outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Company Stockholders, be converted automatically into and exchanged for one share of common stock of the Surviving Corporation.
          3.8 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, Company Shares (the “Dissenting Shares”) that are issued and outstanding immediately prior to the Effective Time and are held by Company Stockholders owning Company Shares who have not voted in favor of the Merger, consented thereto in writing or otherwise contractually waived their rights to appraisal and who have complied with all of the relevant provisions of the DGCL (the “Dissenting Stockholders”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such stockholders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL. The Company shall give Parent prior to Closing (i) prompt notice of any written demands for appraisal of any Company Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, then (i) as of the occurrence of such event, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Consideration (adjusted as contemplated by Section 3.4 and Section 3.5 hereof) in accordance with Sections 3.1 and 3.2, and (ii) promptly following the occurrence of such event, Parent or the Transfer Agent, as applicable, shall deliver the portion of the Merger Consideration (adjusted as contemplated by Section 3.4 and Section 3.5 hereof) to which such holder is entitled, in accordance with the terms of this Article III.
          3.9 Unclaimed Funds. Notwithstanding anything set forth in this Agreement, Parent shall not be liable to any Company Stockholder or Option Holder for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by holders of Common Shares or Options two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          The Company represents and warrants to Parent and Merger Sub with respect to the matters specified in this Article IV as follows:
          4.1 Organization, Qualification, Power and Authority. Each of the Acquired Companies is an entity, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation. Each of the Acquired Companies is qualified to conduct business and in good standing under the Laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not result in a material penalty or cost to the Acquired Companies. Each of the Acquired Companies has the requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.
          4.2 Authorization; Enforceability. The Company has requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby, other than the Requisite Stockholder Approval and the filing and recordation of the Certificate of Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other Parties hereto, constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions, subject to Laws of general application relating to public policy, bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief and other equitable remedies.
          4.3 Capitalization.
          (a) The entire authorized capital stock of the Company consists of 250,000,000 shares of Common Stock, 2,100 shares of Series A Preferred, 3,750,000 shares of Series B Preferred, 11,500,000 shares of Series B-1 Preferred, 14,500,000 shares of Series C Preferred, 64,000,000 shares of Series D Preferred and 54,000,000 shares of Series D-1 Preferred. There are 18,861,857 shares of Common Stock, 2,100 shares of Series A Preferred, 0 shares of Series B Preferred, 11,285,463 shares of Series B-1 Preferred, 14,398,222 shares of Series C Preferred, 63,753,035 shares of Series D Preferred and 0 shares of Series D-1 Preferred issued and outstanding as of the date hereof. As of the date hereof, the Company has granted Options to purchase an aggregate of 125,500 shares of Common Stock. All of the issued and outstanding Company Shares have been duly authorized and are validly issued, fully paid and non-assessable. Except for the Options and the Preferred Stock, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require the Company to issue, sell or otherwise cause to become outstanding any of its capital stock. Except for the Incentive Compensation Plan, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company.
          (b) The Company does not have any subsidiaries, other than the Company Subsidiaries. Except as set forth in Schedule 4.3(b), all of the outstanding shares of capital stock (or equivalent equity interests of entities other than corporations) of each of the Company Subsidiaries are owned of record and beneficially, directly or indirectly, by the Company. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require any Company Subsidiary to issue, sell or otherwise cause to become outstanding any of its capital stock (or equivalent equity interests of entities other than corporations). There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to any Company Subsidiary.
          4.4 Noncontravention. Except as set forth on Schedule 4.4, neither the execution and delivery of this Agreement, nor the consummation of the Merger or the other transactions contemplated hereby, will (i) violate in any material respect any Laws or Governmental Order to which any of the Acquired Companies is subject, or, assuming the Requisite Stockholder Approval is obtained, any provision of the Organizational Documents of any of the Acquired Companies, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any material agreement, material contract, material lease or material license to which any of the Acquired Companies is a party or by which it is bound or to which any of its material assets is subject (or result in the imposition of any Lien other than any Permitted Liens upon any of its material assets). Except as set forth in Schedule 4.4 and except for the filing of the Certificate of Merger under the DGCL, the pre-merger notification requirements of the HSR Act and foreign antitrust and competition law filings, none of the Acquired Companies needs to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Authority in order for the Company to consummate the transactions contemplated by this Agreement.
          4.5 Brokers’ Fees/Expenses. Other than to William Blair & Company, none of the Acquired Companies has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement. Other than the Company Stockholder Transaction Expenses, none of the Acquired Companies has or is liable for any fees and expenses payable by the Company Stockholders or the Acquired Companies arising from, incurred in connection with or incident to this Agreement and the transactions contemplated thereby.
          4.6 Financial Statements/Books and Records/Customer Funds.
          (a) The Company has made available to Parent the following financial statements (collectively, the “Financial Statements”): (i) audited consolidated balance sheets and statements of income, stockholders’ equity and cash flows as of and for the fiscal years ended December 31, 2009 and December 31, 2008 for the Acquired Companies (the “Audited Financial Statements”); and (ii) unaudited consolidated balance sheets and statements of income and cash flows (the “Most Recent Financial Statements”) as of and for the ten (10) months ended October 30, 2010 for the Acquired Companies. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly in all material respects the financial condition of the Acquired Companies as of such dates and the results of operations of the Acquired Companies for such periods; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items. Since December 31, 2009, the Acquired Companies have not changed their accounting policies or their application in any material respect. No Acquired Company has any Liability of any nature which is required under GAAP to be set forth on the face of a balance sheet except for Liabilities or obligations adequately reflected or reserved against on the Most Recent Financial Statements or current liabilities incurred after the date of the Most Recent Financial Statements in the ordinary course of business.
          (b) Except as set forth on Schedule 4.6(b), the minute books of the Acquired Companies contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, members of the Boards of Directors, Managers and committees of the Boards of Directors or Managers, as applicable, of the Acquired Companies, and no meeting of any such stockholders, members, Board of Directors, managers or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Acquired Companies or delivered to the Parent.
          (c) Except as set forth in the last paragraph of Schedule 4.6(c), all Customer Funds (i) are located in the Customer Fund Accounts, (ii) are sufficient in all material respects to satisfy the Company’s obligations with respect thereto, (iii) are sufficient in all material respects to satisfy the obligation(s) of the Company’s customers for which such Customer Funds were collected, and (iv) have been received, maintained, kept, remitted, disbursed and reported in accordance with Law and the Company’s contractual requirements. All Customer Fund Accounts are listed on Schedule 4.6(c), which includes the name and address of the financial institution where the Customer Fund Account is maintained, the account number, and the names of all authorized signatories having the authority to withdraw funds from such Customer Funds Account.
          (d) All of the Company’s bank accounts other than the Customer Fund Accounts are listed on Schedule 4.6(d), which includes the name and address of the financial institution where such bank account is maintained, the account number, and the names of all authorized signatories having the authority to withdraw funds from such bank account.
          4.7 Events Subsequent to Most Recent Financial Statements. Since the date of the Most Recent Financial Statements, except as set forth on Schedule 4.7 and except as required by this Agreement, there has not been any:
          (a) incident of damage, destruction or loss of any property owned by the Acquired Companies or used in the operation of the Business, whether or not covered by insurance, having a replacement cost or fair market value in excess of $25,000;
          (b) voluntary or involuntary sale, transfer, surrender, abandonment, waiver, release or other disposition of any kind by any of the Acquired Companies of any right, power, claim, debt, asset or property (having a replacement cost or fair market value in excess of $25,000 in the aggregate), except the sale of inventory, collection of accounts and licensing of Intellectual Property in the ordinary course of business consistent with past practice;
          (c) loan or advance by any of the Acquired Companies to any Person, other than advances to employees for business expenses to be incurred in the ordinary course of business consistent with past practice or transactions with customers on credit in the ordinary course of business consistent with past practice;

          (d) any adjustment, split, combination or reclassification of any of the Acquired Companies’ shares of capital stock or declaration, setting aside or payment of any dividend or other distribution in respect of any of the Acquired Companies’ equity interests or any direct or indirect redemption, purchase, or other acquisition of such stock, or the payment of principal or interest on any note, bond, debt instrument or debt to any Affiliate of the Acquired Companies;
          (e) issuance by the Acquired Companies of any notes, bonds, or other debt securities or any equity securities or securities convertible into or exchangeable for any equity securities;
          (f) cancellation, waiver or release by the Acquired Companies of any material debts, rights or claims, except in the ordinary course of business consistent with past practice;
          (g) change in accounting principles, methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) utilized by the Acquired Companies;
          (h) capital expenditures or commitments therefor by the Acquired Companies in excess of $25,000 individually other than capital expenditures or commitments relating to equipment purchases by any Acquired Company arising in the ordinary course of business consistent with past practice to the extent such equipment is utilized or available for use in the Acquired Companies’ business;
          (i) adoption, amendment or termination of any Employee Benefit Plan or increase in the benefits provided under any Employee Benefit Plan in each case except in the ordinary course of business consistent with past practice or as required to comply with applicable Law and Governmental Order;
          (j) except in the ordinary course of business consistent with past practice or otherwise as necessary to comply with any change in applicable minimum wage Law, any material increase in the salary or other compensation of any employee of the Acquired Companies;
          (k) Material Adverse Effect;
          (l) entry into any agreement to guarantee the performance or indebtedness of any third party or to provide indemnification to any third party;
          (m) any amendment of the Acquired Companies’ respective Organizational Documents;
          (n) any discounts, rebates, or other benefits given to a customer or potential customer of the Acquired Companies not in the ordinary course of business consistent with past practice, with the purpose of causing such persons to accelerate their purchase of the goods or services of the Acquired Companies;

          (o) any agreement, understanding or authorization for any of the acquired Companies to take any of the actions specified in this Section 4.7.
          4.8 Legal Compliance. Except as set forth on Schedule 4.8, each of the Acquired Companies is, and for the past six (6) years has remained, in compliance in all material respects with all applicable Laws and Governmental Orders. None of the Acquired Companies has received any written notice to the effect that, or to the Company’s Knowledge otherwise been notified that, it is not in compliance with any Laws or Governmental Orders.
          4.9 Tax Matters. Except as set forth on Schedule 4.9:
          (a) The Acquired Companies have filed all Tax Returns that they were required to file. All such Tax Returns were, or will be, correct and complete in all material respects, and all Taxes shown on any such Tax returns have been, or will be, timely paid. Each of the Acquired Companies has withheld and paid all Taxes required to be withheld and paid in connection with amounts paid and owing to any employee, independent contractor, creditor, shareholder or other third party. The charges, accruals and reserves for current Taxes with respect to the Acquired Companies reflected on the Most Recent Financial Statements are adequate to cover all unpaid Tax Liabilities payable or anticipated to be payable in respect of all periods or portions thereof ending on or before the date of the Most Recent Financial Statements.
          (b) No Tax Return filed by the Acquired Companies or any Tax liability owed or claimed to be owed by any of the Acquired Companies is currently subject to an audit or other administrative or judicial proceeding and no such audit or other proceeding is, to the Company’s Knowledge, threatened. There are no Liens for material Taxes upon any of the assets of any of the Acquired Companies, other than Permitted Liens. There is no deficiency concerning any Tax liability of any of the Acquired Companies which has been assessed or claimed by any Governmental Authority in writing that has not been settled or paid in full. No written claim has been made by any Governmental Authority in a jurisdiction where any of the Acquired Companies does not file Tax Returns that any Acquired Company is or may be subject to taxation by that jurisdiction
          (c) None of the Acquired Companies has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency of Taxes, which waiver or extension is still in effect. None of the Acquired Companies has requested any extension of time within which to file any material Tax Return, which Tax Return has not yet been filed.
          (d) None of the Acquired Companies are or have been a party to any “listed transaction” as defined in Code §6707A(c)(2) and Reg. § 1.6011-4(b)(2) and has properly disclosed all reportable transactions that any such Acquired Company has been required to disclose pursuant to Reg. section 1.6011-4 (or any corresponding provision of state or local law).
          (e) Except as set forth on Schedule 4.9(e), none of the Acquired Companies are a party to a Tax allocation or sharing agreement that will survive the Closing.
          (f) The representations and warranties contained in this Section 4.9 are the only representations and warranties being made by the Company or the Company Stockholders with respect to Taxes related to the Company or any of its Subsidiaries, this Agreement or its subject matter, and no other representation or warranty contained in any other section of this Agreement shall apply to any such Tax matters. None of the representations set forth herein shall be deemed to be related to the Taxes or Tax Returns of any entity (including, for the avoidance of doubt, any client of the Acquired Companies) other than the Acquired Companies.
          4.10 Real Property. The Company and the Company Subsidiaries do not own, and have not owned since their incorporation, any real property. Schedule 4.10 sets forth the addresses of all Leased Real Property and a list of all Leases. The Company has made available to Parent a copy of each such Lease. Except as set forth in Schedule 4.10, with respect to each Lease:
          (i) such Lease is the valid and binding obligation of the applicable Acquired Company party thereto, enforceable in accordance with its terms subject to bankruptcy, reorganization, receivership and other Laws affecting creditors’ rights generally; and
          (ii) neither the applicable Acquired Company party thereto nor, to the Company’s Knowledge, any other party to such Lease is in default under such Lease.
          4.11 Personal Property/Receivables.
          (a) Except as set forth on Schedule 4.11 or disposed of in the ordinary course of business, the Acquired Companies have good and marketable title to, or a valid leasehold interest in, all material items of tangible personal property reflected on the Most Recent Balance Sheet as owned or leased by such Acquired Company, free and clear of any Liens other than Permitted Liens. The tangible personal property owned or leased by each Acquired Company are sufficient for the conduct of the businesses of the Acquired Companies immediately after the Closing in the same manner as conducted prior to the Closing.
          (b) All accounts receivable of each Acquired Company as of the Closing Date (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current (with current for purposes of this representation meaning all such Accounts Receivable are not more than ninety (90) days past due) (other than the Designated Accounts Receivable). The reserves shown on the Most Recent Financial Statements have been periodically tested for adequacy consistent with past practice. To the Company’s Knowledge, there is no contest, claim, or right of set-off, other than returns in the ordinary course of business, under any contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.
          4.12 Intellectual Property.
          (a) Schedule 4.12(a)(i) sets forth a list of each registered, applied for, or issued item of Intellectual Property owned by any of the Acquired Companies. Schedule 4.12(a)(ii) sets forth a list of all license agreements, development agreements and other arrangements that are material to the operation of the Business or otherwise with respect to any of the Intellectual Property that is owned by any of the Acquired Companies or used in the operation of the Business by any of the Acquired Companies, whether as licensee, licensor or otherwise (other than (i) “off the shelf” licenses pursuant to which such Intellectual Property is made available through regular commercial distribution channels on standard terms and conditions, (ii) agreements that are executed on a Form Customer Contract, (iii) agreements for which the terms of such agreement do not differ in any material respect from the Form Customer Contracts and (iv) limited licenses of intellectual property granted to the Company in connection with Channel Partner Contracts or other agreements related to third party add-on services that are remarketed by the Company). As of the Closing Date, the Acquired Companies own (free of any Liens other than Permitted Liens) each item of Intellectual Property listed in Schedule 4.12(a) and holds a valid license or otherwise possess valid rights to use, license or otherwise exploit each item of Intellectual Property listed in Schedule 4.12(a)(ii). Other than as set forth on Schedule 4.4, no consent of or notice to any Person is required for any Intellectual Property licensed to any of the Acquired Companies (that is material to the operation of the Business) as a result of or in connection with, and the terms of and enforceability of any such license will not be affected by, the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby and thereby. The Intellectual Property described on Schedules 4.12(a)(i) and (ii) is sufficient for the conduct of the businesses of the Acquired Companies immediately after the Closing in the same manner as conducted prior to the Closing.
          (b) Except as set forth on Schedule 4.12(b), (i) none of the Acquired Companies has infringed or misappropriated, or is now infringing or misappropriating, the intellectual property rights of any third party; (ii) there is no claim pending or, to the Company’s Knowledge, threatened, against any of the Acquired Companies with respect to the alleged infringement or misappropriation by any of the Acquired Companies of any intellectual property rights of any third party; and (iii) to the Company’s Knowledge, no third party is infringing or misappropriating the Intellectual Property owned by any of the Acquired Companies and no claim against a third party with respect to the alleged infringement or misappropriation of the Intellectual Property owned by any of the Acquired Companies is currently pending or threatened.
          (c) To the Company’s Knowledge, all trade secrets, confidential information or know-how of the Acquired Companies that is material to the operation of the Business have been maintained in confidence in accordance with the protection procedures customarily used by the payroll processing industry to protect rights of like importance. All Persons who are inventors or original authors of any Intellectual Property owned by the Acquired Companies (whether as employees or independent contractors) have executed and delivered to the Acquired Companies a confidentiality agreement restricting such Person’s right to disclose proprietary information of the Acquired Companies, as applicable, and a written contract assigning their rights in and to such Intellectual Property to one of the Acquired Companies, as applicable. To the Company’s Knowledge, no Person has any claim against an Acquired Company in connection with such Person’s involvement in the conception and development of any Intellectual Property owned by any of the Acquired Companies and no such claim has been asserted or threatened in writing or to the Company’s Knowledge orally.
          (d) Except as set forth in Schedule 4.12(d), each Acquired Company (i) has taken commercially reasonable measures to ensure that it is in material compliance, with all applicable Laws regarding the privacy, collection, retention, use and disclosure of personal information, (ii) has taken commercially reasonable measures to protect and maintain the confidential nature of the personal information provided to such Acquired Company by individuals; and (iii) has taken commercially reasonable measures to ensure that it has adequate technological and procedural measures in place to protect personal information collected from individuals against loss, theft and unauthorized access or disclosure.
          (e) Except as set forth in Schedule 4.12(e), no Company software product uses any Open Source Software in a manner which would require that such Company software product be disclosed or distributed in source code form or otherwise published or made available by the Company as Open Source Software.
          (f) Except as set forth in Schedule 4.12(f), no Acquired Company has disclosed or delivered to any Person, or permitted the disclosure or delivery to any escrow agent or other Person, of any software source code of a Company software product. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the disclosure or delivery to any Person of any such source code of a Company software product.
          4.13 Contracts. Except as listed or described on Schedule 4.13, as of the date hereof, none of the Acquired Companies is a party to or bound by any written or oral leases, agreements or other contracts (“Contracts”) that are of a type described below (such Contracts that are or are required to be listed on Schedule 4.13 are referred herein to as the “Scheduled Material Contracts,” and Scheduled Material Contracts together with each Contract for an Acquired Company to provide products or services to its customers are collectively referred to herein as the “Material Contracts”):
          (a) any consulting agreement or employment agreement (other than any at-will offer letters) that provides for annual compensation or payments exceeding $25,000 per year and which cannot be terminated by the Acquired Company party thereto without penalty on notice of thirty (30) days or less;
          (b) any collective bargaining agreement with any labor union or other collective bargaining representative;
          (c) any Contract for capital expenditures or the acquisition or construction of fixed assets in excess of $25,000;
          (d) any Contract for the purchase, maintenance or acquisition by the Company, or the sale or furnishing of materials, supplies, merchandise, machinery, equipment, parts or other property or services to the Company reasonably expected to require aggregate payments in excess of $25,000 for the twelve (12) month period following the date hereof;
          (e) any Contract with any customer of an Acquired Company that contains any terms that are different in any material respect from the Acquired Company’s form customer contracts, true and correct copies of which form customer contracts are included with Schedule 4.13 (the “Form Customer Contract”);

          (f) any Contract relating to the borrowing of money, or the guaranty of another Person’s borrowing of money or other obligation, including, without limitation, all notes, mortgages, indentures and other obligations, guarantees of performance, agreements and instruments for or relating to any lending (other than advances to employees for expenses in the ordinary course of business) or borrowing;
          (g) any Contract granting any Person a Lien on all or any part of the material assets of any of the Acquired Companies, other than Liens which will be released at the Closing and Permitted Liens;
          (h) any Contract under which any of the Acquired Companies is (i) a lessee or sublessee of any machinery, equipment, vehicle or other tangible personal property, or (ii) a lessor of any tangible personal property owned by any of the Acquired Companies, in any single lease under (i) or (ii) having an original value in excess of $25,000;
          (i) any Contract under which any of the Acquired Companies has granted or received a material license or sublicense or under which it is obligated to pay or has the right to receive a royalty, license fee or similar payment in an amount in excess of $25,000, other than licenses for commercially available prepackaged software;
          (j) any Contract involving the operation of any joint venture or partnership entity;
          (k) any Lease or agreement with respect to real property;
          (l) any Contract with any distributor, sales agent or channel partner or similar third party regarding the solicitation of orders or sales of any of the Acquired Companies’ goods or services providing for aggregate payments to such third party in excess of $25,000 in any twelve (12) month period (each a “Channel Partner Contract”).
          (m) any non-competition, non-solicitation or exclusive dealing Contract or any other Contract which purports to limit or restrict in any respect (i) the ability of an Acquired Company to solicit customers or employees, (ii) the manner in which, or the localities in which, all or any portion of the business and operations of an Acquired Company is conducted, or (iii) to the Company’s Knowledge, the ability of any third Person to solicit customers or employees or the manner in which, or the localities in which, all or any portion of the business and operations of such third Person is conducted;
          (n) any Contact that contains a “most favored nation” clause or substantially equivalent preferential pricing or treatment to a third Person;
          (o) any Contract relating to Intellectual Property that is set forth or required to be set forth on Schedule 4.12(a)(ii);
          (p) any Contract listed on Schedule 4.4;
          (q) any written warranty which is materially different than the warranty set forth in the Form Customer Contract;

          (r) any Contract providing for the acquisition or disposition after the date of this Agreement of any material portion of the assets of an Acquired Company; or
          (s) any Contract with a Governmental Authority pursuant to which the Governmental Authority is the customer or a recipient of services from the Company.
          The Company has provided Parent a true, correct and complete copy of each Scheduled Material Contract. Any Scheduled Material Contract that is not in writing is described on Schedule 4.13. Except as set forth on Schedule 4.13, each Material Contract is a valid and binding obligation of the applicable Acquired Company party thereto, enforceable in accordance with its terms, subject to bankruptcy, reorganization, receivership and other Laws affecting creditors’ rights generally. Except as set forth on Schedule 4.13, neither the applicable Acquired Company party to such Material Contract nor, to the Company’s Knowledge, any other party to such Material Contract is in material breach or default under such Material Contract.
          Other than the expiration of Material Contracts in accordance with their terms, no Acquired Company has received any written notice or, to the Company’s Knowledge, oral notice, that (i) any customers responsible, in the aggregate, for ten percent (10%) or more of an Acquired Companies gross revenues over the last twelve (12) months, has ceased, or is planning to cease, to use the products or services of an Acquired Company, (ii) ten percent (10%) or more of the total number of an Acquired Companies’ customers, has ceased, or is planning to cease, to use the products or services of an Acquired Company, or (iii) any party to a Channel Partner Contract has exercised, or is planning to exercise, any right of termination or cancelation under any such Channel Partner Contract. To the Company’s Knowledge, no customer of any of the Acquired Companies or any party to a Channel Partner Contract has threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated hereby.
          4.14 Litigation. Except as set forth on Schedule 4.14, there is no material litigation, suit, arbitration, action or proceeding pending or, to the Company’s Knowledge, threatened, against any of the Acquired Companies, nor are any of the Acquired Companies subject to any material judgment, order or decree of any Governmental Authority.
          4.15 Employee Benefits.
          (a) Schedule 4.15(a) lists each Employee Benefit Plan.
          (i) Each Employee Benefit Plan (and each related trust, insurance contract or fund) has been maintained, funded and administered in all material respects accordance with the terms of such Employee Benefit Plan and the applicable requirements of ERISA and the Code.
          (ii) Each Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) has received a favorable determination letter from the Internal Revenue Service or is in the form of a prototype document that is the subject of a favorable opinion letter from the Internal Revenue Service.

          (iii) Except as set forth on Schedule 4.15(a), each Employee Benefit Plan set forth on Schedule 4.15(a) that is subject to Section 409A of the Code has been maintained and operated in material compliance with Section 409A of the Code.
          (b) No Employee Benefit Plan is an Employee Pension Benefit Plan that is subject to Title IV of ERISA or Code Section 412, including a Multiemployer Plan, and no Acquired Company has any liability under Title IV or Code Section 412 (including on account of an ERISA Affiliate).
          (c) The Company has made available to Parent copies of the following, as applicable with respect to the Employee Benefit Plans: plan documents and summary plan descriptions and the most recent annual report (Form 5500).
          (d) No Employee Benefit Plan provides welfare benefits subsequent to termination of employment to employees or their beneficiaries except to the extent required by applicable state insurance laws or under Title I, Subtitle B, Part 6 of ERISA.
          (e) All contributions and premiums required by Law or by the terms of any Employee Benefit Plan or any agreement relating thereto have been timely made (without regard to any waivers granted with respect thereto) and any unfunded Liabilities with respect to current and former employees of any Acquired Company or any Employee Benefit Plan which are required under GAAP to be set forth on the face of a balance sheet have been accrued on the Most Recent Financial Statements in accordance with the standards set forth in Section 4.6(a).
          (f) The execution of this Agreement and the consummation of the transactions contemplated herein will not, by itself or in combination with a termination of employment after Closing, result in any payment (whether of severance pay or otherwise) becoming due from or under any Employee Benefit Plan to any current or former director, officer, individual consultant or employee of an Acquired Company or result in the vesting, acceleration of payment or increases in the amount of any benefit payable to or in respect of any such current or former director, officer, individual consultant or employee. Except as set forth on Schedule 4.15(f), no payments or benefits made or required to be made in connection with the Merger under any Employee Benefit Plan or any other agreement entered into prior to the date hereof with an Acquired Company will be considered an excess parachute payment under Section 280G of the Code (without taking into account any payments or benefits that may be made by the Parent or its pre-Closing Affiliates).
          (g) There are no pending or, to the Company’s Knowledge, threatened claims (other than routine claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against any Acquired Company, any fiduciaries of the Employee Benefit Plans with respect to their duties to such Employee Benefit Plans or the assets of any of the trusts under any of such Employee Benefit Plans.
          4.16 Environmental Matters. Except as set forth in Schedule 4.16,
          (a) Each of the Acquired Companies and the Acquired Companies’ operation of the Business, are in material compliance with all Environmental Laws.

          (b) None of the Acquired Companies has received any written notice regarding any actual or alleged material violation of Environmental Laws by any of the Acquired Companies or any material liabilities or potential material liabilities relating to any of the Acquired Companies arising under Environmental Laws or related to Hazardous Materials.
          (c) The Acquired Companies are not subject to any pending complaints, suits, administrative proceedings, judgments, orders or decrees arising under Environmental Laws or related to Hazardous Materials.
          (d) Section 4.16 contains the sole and exclusive representations and warranties of the Company with respect to any environmental matters, including, without limitation, any arising under any Environmental Laws or relating to Hazardous Materials.
          4.17 Indebtedness. Other than as set forth on Schedule 4.17 and other than any intercompany Indebtedness, as of the Closing Date, the Acquired Companies will not have any Indebtedness, other than the Company Secured Debt being paid off in full in connection with the Closing.
          4.18 Licenses and Permits. Schedule 4.18 sets forth a list of all material notifications, licenses, permits, franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations (collectively, the “Licenses”) held by the Acquired Companies and issued by, or submitted by any of the Acquired Companies to, any Governmental Authority or other Person, which constitute all Licenses used by the Acquired Companies in the conduct of the Business during the twelve (12) month period immediately prior to the date hereof. Each Acquired Company holds the Licenses which are required for such Acquired Company to operate the Business as presently conducted by it and all such Licenses are in full force and effect and no suspension or cancellation of any of them is threatened; and all such Licenses will not be effected, terminated, cancelled or caused to be renewed, reapplied for or reissued as a result of the consummation of the transactions contemplated by this Agreement. For the avoidance of doubt, the term “License” as used herein shall not be deemed to refer to licenses of intellectual property rights and all representations and warranties with respect to Intellectual Property (including, without limitation, the existence and effect of Licenses thereof), are given solely in Section 4.12 of this Agreement.
          4.19 Employees/Labor Matters.
          (a) Schedule 4.19(a) contains a true and complete list of all employees of each of the Acquired Companies as of the date hereof; including each employee on leave of absence or layoff status: which list includes employer; name; job title; hire date; current annual base compensation; 2010 target bonus opportunity; accrued paid time off; severance pay; and participation in only the following Employee Benefit Plans: (i) the short term and long term disability insurance through Guardian Life Insurance Company, (ii) SurePayroll 401(k) plan administered through Fidelity, (iii) United Healthcare Medical Insurance Plan, (iv) Metlife Dental Insurance and (v) MetLife Optional Life Insurance, and shall be true and correct in all material respects as of the Closing Date except for any changes to the information set forth thereon occurring in the ordinary course of business.

          (b) Except as set forth on Schedule 4.19(b), there is no, and within the last two years none of the Acquired Companies has experienced any, material strike, picketing, boycott, work stoppage, slowdown or other material labor dispute, allegation, charge or complaint of unfair labor practice, employment discrimination or, to the Company’s Knowledge, union organizational activity; nor, to the Company’s Knowledge, is any such action presently threatened against any of the Acquired Companies. Each of the Acquired Companies is in material compliance with all Laws and Governmental Orders relating to wages, hours, labor (including work conditions, safety regulations and employee representatives) and collective bargaining agreements.
          4.20 Insurance Policies. The Company has made available to Parent correct and complete copies of all insurance policies, including without limitation, general liability policies, product liability, comprehensive general liability and umbrella insurance policies, maintained as of the date hereof by the Acquired Companies (the “Insurance Policies”), together with descriptions of “self-insurance” programs. Except as set forth on Schedule 4.20, all such Insurance Policies are in full force and effect, with no premium arrearages, and will not be terminated, canceled or otherwise effected by the consummation of the transactions contemplated by this Agreement. No Acquired Company has received any written notice of cancellation or intent to cancel, non-payment of premiums, increase of premiums or refusal of coverage with respect to present insurance policies nor, to the Company’s Knowledge, is there any basis for any such action. Except as set forth in Schedule 4.20, (a) to the Company’s Knowledge there are no pending claims with any insurance company and (b) there are no instances of a denial of coverage of an Acquired Company. The Company has provided Parent with a complete and accurate history of all claims made against any such insurance policies for the period for which any claims history have been provided for any given insurance policy. Each Acquired Company has paid all premiums due, and has otherwise performed all of its respective obligations in all material respects, under each insurance policy to which any such Acquired Company is a party or that provides coverage to any Acquired Company.
          4.21 Customers and Suppliers. Schedule 4.21 sets forth a list of the Acquired Companies’ top five (5) customers and suppliers as of December 31, 2009 (determined by the amount of total sales or purchases, as applicable) and to the Company’s Knowledge describes in reasonable detail any currently existing material disputes with any such customers or suppliers. Except as set forth on Schedule 4.21, no product or service manufactured, sold, leased, licensed, delivered or installed by an Acquired Company is subject to any written guaranty, warranty or other material indemnity beyond the applicable written warranty or indemnity in the Form Customer Contract except for those Contracts listed on Schedule 4.13 pursuant to Section 4.13(e).
          4.22 Certain Business Practices.
          (a) To the Company’s Knowledge, no Acquired Company or any of its directors, managers, officers, employees or agents has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, made any unlawful expenditures or payments, engaged in any other arrangement or taken any action, or failed to take any action or established or maintained any unlawful or unrecorded funds (i) in violation of Laws, including any provision of the Foreign Corrupt Practices Act of 1977, (ii) relating to political activity; or

(iii) in violation of any Acquired Company’s ethics policy or code of conduct. To the Company’s Knowledge, no Acquired Company or any of its directors, managers, officers, employees or agents has accepted or received any contributions, payments, gifts, or expenditures in violation of Laws. No Acquired Company has received any written notice, or to the Company’s Knowledge oral notice, that any Acquired Company is or may be in violation of Laws in any material respect of with respect to such practices.
          (b) Except as set forth on Schedule 4.22(b), no Acquired Company owes any Indebtedness, directly or indirectly, to any of its employees, officers, directors or managers, or its or their Affiliates (each a “Related Party”). No Related Party owes any Indebtedness to any Acquired Company. Except as set forth on Schedule 4.22(b), to the Company’s Knowledge, no Related Party has any direct or indirect ownership interest in any Person with which any Acquired Company has a business relationship, or any Person which competes with any Acquired Company, other than ownership of a less than five percent (5%) interest in the outstanding capital stock of any publicly traded company that may compete with an Acquired Company. Except as set forth on Schedule 4.22(b) and other than employees of the Acquired Companies with regard to arrangements relating to such employment, to the Company’s Knowledge, no Related Party has any direct or indirect interest in any contract or agreement with an Acquired Company or ownership of any asset of any Acquired Company.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
          Parent and Merger Sub represent and warrant to the Company as follows:
          5.1 Organization of Parent and Merger Sub. Each of Parent and Merger Sub is a corporation, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.
          5.2 Ownership of Merger Sub; No Prior Activities. Merger Sub is a direct, wholly-owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activity other than as contemplated by this Agreement. Except for obligations or liabilities incurred in connection with the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.
          5.3 Authorization; Enforceability. Each of Parent and Merger Sub has requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent and Merger Sub and no stockholder votes are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby, other than the filing and recordation of the Certificate of Merger. This

Agreement has been duly executed and delivered by the Parent and the Merger Sub and, assuming the due authorization, execution and delivery by the other Parties hereto, constitutes the valid and legally binding obligation of Parent and Merger Sub, enforceable in accordance with its terms and conditions, subject to Laws of general application relating to public policy, bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief and other equitable remedies.
          5.4 Noncontravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any Laws or Governmental Orders to which Parent or Merger Sub is subject or any provision of its Organizational Documents, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Parent or Merger Sub is a party or by which it is bound or to which any of its assets is subject. Except for the filing of the Certificate of Merger under the DGCL, the pre-merger notification requirements of the HSR Act and foreign antitrust and competition law filings, neither Parent nor Merger Sub needs to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Authority in order for the parties to consummate the transactions contemplated by this Agreement.
          5.5 Brokers’ Fees. Neither Parent nor Merger Sub has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.
          5.6 Litigation. There is no litigation, suit, arbitration, action or proceeding pending against, or threatened against, Parent or Merger Sub that would adversely affect Parent’s or Merger Sub’s performance under this Agreement or the consummation of the transactions contemplated by this Agreement.
          5.7 Financing. Parent has, on the date hereof, or as of the Closing Date will have, the financial capability and all sufficient cash on hand or existing unconditional commitments necessary to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein, and will have all such capability as of the Effective Time. Parent has no reason to believe that there are any conditions to the payment of such cash or, in the case of any such existing unconditional commitments, to the drawing of amounts thereunder which cannot be satisfied by Parent as of the date hereof and as of the Effective Time. Upon consummation of the transaction contemplated hereby, Parent, the Company and the Company Subsidiaries will not be (a) insolvent or left with unreasonably small capital, (b) have incurred debts beyond their ability to pay such debts as they mature, or (c) have liabilities in excess of the reasonable market value of their assets.
ARTICLE VI
PRE-CLOSING COVENANTS OF THE COMPANY
          6.1 Conduct of Business. Except as contemplated by this Agreement or as otherwise consented to in writing by Parent (which such consent may not be unreasonably withheld, conditioned or delayed), from the date hereof through the Closing, the Company, covenants and agrees that:
          (a) Except for salary increases or the introduction of new or modifications to employee benefit arrangements consistent with the ordinary course of business or as otherwise required by Law or existing Contract (copies of which have been made available to Parent), the Company shall not permit any Acquired Company to (i) materially increase in any manner the base compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of its employees, (ii) enter into any new employment, severance, consulting, or other compensation agreement with any of its existing employees, (iii) amend or enter into a new Employee Benefit Plan, or (iv) make or agree to make any bonus or profit sharing payments to any employee other than pursuant to the Incentive Compensation Plan or otherwise in the ordinary course of business.
          (b) The Company shall cause each of the Acquired Companies to use commercially reasonable efforts to conduct the Business in all material respects according to its ordinary course of business in substantially the same manner as heretofore conducted.
          (c) Other than in connection with the exercise of any Options or the conversion of any Preferred Stock, the Company shall not permit any Acquired Company to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of capital stock of any class or other equity interests of, or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares, equity interests, or convertible securities.
          (d) The Company shall not permit any Acquired Company to amend its Organizational Documents.
          (e) The Company shall not permit any Acquired Company to sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its material assets other than in the ordinary course of business consistent with past practice.
          (f) The Company shall not, and shall not permit any Acquired Company to incur any Indebtedness, except in the ordinary course of business consistent with past practice, or guarantee any such Indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or guarantee any debt securities of others.
          (g) The Company shall not permit any Acquired Company to enter into, terminate, amend or waive any material right under any Material Contract or Lease.
          (h) Except for any settlement requiring the Company to pay an aggregate amount of less than $25,000, the Company shall not initiate or settle any material litigation, suit, arbitration, action or proceeding.
          (i) The Company shall take all action necessary to cause each Option to be canceled or converted into the right to receive the Option Payments according to the terms of Section 3.3.

          6.2 Filings; Consents; Etc. The Company shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable in compliance with applicable Laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby. Without limiting the generality of the foregoing, the Company shall give all notices, make all required filings with or applications to Governmental Authorities, and use commercially reasonable efforts to obtain all consents as set forth on Schedule 8.2(d), required for the parties to consummate the transactions contemplated hereby. In addition, the Company agrees to use commercially reasonable efforts to cause the conditions set forth in Section 8.1 and Section 8.3 to be satisfied and to consummate the transactions contemplated hereby. In addition to and without limitation of the foregoing, the Company undertakes and agrees to file as soon as practicable, and in any event not later than the fifth Business Day after the date hereof, a Notification and Report Form under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice. The Company shall (i) respond as promptly as practicable to any inquiries or requests received from any Governmental Authority for additional information or documentation, and (ii) not extend any waiting period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the Merger, except with the prior consent of Parent hereto (which shall not be unreasonably withheld or delayed). The Company shall (A) promptly notify Parent of any written communication to the Company or its Affiliates from any Governmental Authority and, subject to applicable Law, permit Parent to review in advance any proposed written communication to any of the foregoing (and consider in good faith the views of the other party in connection therewith); (B) not agree to participate, or to permit its Affiliates to participate, in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement unless it consults with Parent in advance and, to the extent permitted by such Governmental Authority, gives Parent the opportunity to attend and participate thereat; and (C) furnish Parent with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and its respective representatives on the one hand, and any Governmental Authority or members of their respective staffs on the other hand, with respect to this Agreement.
          6.3 Schedules Update. Prior to the Closing, the Company shall supplement or amend the Schedules to this Agreement if the Company becomes aware of any matter heretofore existing or hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules or which is otherwise necessary to correct any information in such Schedules which has been rendered inaccurate thereby. For purposes of determining the accuracy of the representations and warranties of the Company contained in Article IV, for purposes of determining the satisfaction of the conditions set forth in Section 8.2(a), and for indemnification under Section 11.3, the Schedules delivered by the Company shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto, unless for purposes of indemnification under Section 11.3(a), such item of information contained in any subsequent supplement or amendment thereto (a) only discloses a matter arising out of a fact or facts arising after the date hereof, and (b) does not involve a Loss that is (i) individually with respect to any individual subsequent disclosure, or (ii) in the aggregate with respect to all related subsequent disclosures arising out of the same facts, greater than $25,000, in which case, Parent will not be entitled to indemnification pursuant to Section 11.3(a) for such matter.
          For the avoidance of doubt, it is agreed that a Parent Indemnified Party shall be entitled to indemnification under Section 11.3(a) (subject to the terms of Article XI) with respect to any Subsequent Disclosure that involves a Loss that is (i) individually with respect to any individual Subsequent Disclosure, or (ii) in the aggregate with respect to all related Subsequent Disclosures arising out of the same facts, greater than $25,000.
          6.4 Exclusivity. During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement pursuant to Article XII hereof, the Company shall not take, and shall cause the Company Subsidiaries not to take, or permit any other Person on the Company’s or any Company Subsidiaries’ behalf to take any action to encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person (other than Parent and Parent’s representatives) concerning any merger or recapitalization involving the Acquired Companies, sale of Company Shares, any sale of all or substantially all of the assets of the Acquired Companies or similar transaction involving the Acquired Companies (other than assets sold in the ordinary course of business consistent with past practice). The Company shall, and shall cause the Acquired Companies and their officers, directors, agents and representatives to, terminate any and all negotiations or discussions with any third party regarding any proposal concerning any merger or recapitalization involving the Acquired Companies, sale of Company Shares, any sale of all or substantially all the assets of the Acquired Companies or other similar transaction.
          6.5 Publicity. Prior to the Closing Date, the Company shall not, and shall not permit any of its Affiliates or its and their representatives to, issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written consent of Parent (which consent shall not be unreasonably withheld); provided, however, that the foregoing shall not restrict or prohibit the Company from disclosing this Agreement, the agreements contemplated hereby and the transactions contemplated hereby and thereby to (a) its employees to the extent the Company reasonably determines in good faith that such disclosure is necessary or advisable to consummate such transactions and (b) its customers and suppliers to the extent such disclosure is necessary to comply with the terms of this Agreement.
          6.6 Access. The Company will permit Parent and its representatives (including legal counsel and accountants) to have, upon prior written notice, reasonable access during normal business hours and under reasonable circumstances, and in a manner so as not to interfere with the normal business operations of the Acquired Companies, to the premises (subject and pursuant to the terms of the Leases), books, records (including tax records and records regarding the Customer Funds Accounts), contracts and documents of or pertaining to the Acquired Companies. Neither Parent nor any of its representatives shall contact any employee, customer, supplier or landlord of any of the Acquired Companies without the prior written consent of an officer of the Company (which shall not be unreasonably withheld). Parent shall comply with, and shall cause its representatives to comply with, all of their obligations under the Confidentiality Agreement with respect to the information disclosed pursuant to this Section 6.6, which agreement will remain in full force and effect. Notwithstanding the obligations set forth in this Article VI to the contrary, the Company may withhold from Parent and Merger Sub (x) any document or information that is subject to the terms of a confidentiality agreement with a third party, (y) any document or information regarding the Company’s entry into or conducting of a competitive sale process prior to the execution of this Agreement or (z) such portions of documents or information relating to pricing or other matters that are highly sensitive and the exchange of such documents (or portions thereof) or information, as determined by the Company’s outside counsel, might reasonably result in antitrust difficulties between the Company and Parent or any of their respective Affiliates. Each Acquired Company and Parent shall cooperate according to the procedures described on Exhibit E with regard to the Customer Funds.
          6.7 280G Matters. The Company shall use commercially reasonable efforts, with respect to any payments under any Employee Benefit Plan or other agreement with an Acquired Company that may result in connection with the Merger (other than payments or benefits made pursuant to any agreement (i) with Parent or any of its pre-Closing Affiliates or (ii) entered into concurrently with or after the Merger), separately or in the aggregate, in the payment of any amount or the provision of any benefit to any employee of any Acquired Company that would not be deductible by reason of Section 280G of the Code and the regulations promulgated thereunder (“Section 280G”) or that would be subject to an excise tax under Section 4999 of the Code (together, the “Section 280G Payments”), to obtain the approval of such applicable Acquired Company’s shareholders holding the number of shares of Common Stock required by the terms of Section 280G in order for such payments and benefits not to be deemed “parachute payments” under Section 280G, with such approval having been obtained in a manner which satisfies all applicable requirements of Section 280G (“Section 280G Approval”). Prior to submission of such payments for Section 280G Approval, the Company shall use commercially reasonable efforts to obtain waivers of the right to receive any Section 280G Payments from any individual entitled to such payments.
ARTICLE VII
COVENANTS OF PARENT
          7.1 Filings; Consents; Etc. The Parent shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable in compliance with applicable Laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby. Without limiting the generality of the foregoing, Parent shall reasonably cooperate with, and provide any information necessary for, the obtaining by the Company of the consents set forth on Schedule 8.2(d). In addition, the Parent agrees to use commercially reasonable to cause the conditions set forth in Section 8.1 and Section 8.2 to be satisfied and to consummate the transactions contemplated herein. In addition to and without limitation of the foregoing, Parent undertakes and agrees to file as soon as practicable, and in any event not later than the fifth Business Day after the date hereof, a Notification and Report Form under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice. Parent shall (i) respond as promptly as practicable to any inquiries or requests received from any Governmental Authority for additional information or documentation, and (ii) not extend any waiting period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the Merger, except with the prior consent of the Representative hereto (which shall not be unreasonably withheld or delayed). Parent shall (A) promptly notify the Representative of any written communication to Parent or its Affiliates from any Governmental Authority and, subject to applicable Law, permit the Representative to review in advance any proposed written communication to any of the foregoing (and consider in good faith the views of the other party in connection therewith); (B) not agree to participate, or to permit its Affiliates to participate, in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement unless it consults with the Representative in advance and, to the extent permitted by such Governmental Authority, gives the Representative the opportunity to attend and participate thereat; and (C) furnish the Representative with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and its respective representatives on the one hand, and any Governmental Authority or members of their respective staffs on the other hand, with respect to this Agreement. Notwithstanding the obligations set forth in this Section 7.1, Parent may withhold from the Company and the Representative (x) any document or information that is subject to the terms of a confidentiality agreement with a third party or (y) such portions of documents or information relating to pricing or other matters that are highly sensitive and the exchange of such documents (or portions thereof) or information, as determined by Parent’s outside counsel, might reasonably result in antitrust difficulties between the Company and Parent or any of their respective Affiliates. Notwithstanding anything set forth in this Section 7.1, the Parent shall not have any obligation to take any of the following actions or commit to take any of the following actions: (1) dispose of or transfer or cause any of its Affiliates to dispose of or transfer any assets; (2) discontinue or cause any of its Affiliates to discontinue offering any product or service; (3) license or otherwise make available, or cause any of its Affiliates to license or otherwise make available to any Person any intellectual property rights; (4) hold separate or cause any of its Affiliates to hold separate any assets or operations (either before or after the Closing Date); (5) make or cause any of its Affiliates to make any commitment (to any Governmental Authority or otherwise) regarding its future operations; or (6) contest any legal proceeding or any order, writ, injunction or decree relating to the transactions contemplated by this Agreement.
          7.2 Publicity. Prior to the Closing Date, Parent and Merger Sub shall not, and shall not permit any of their respective representatives to, issue any press releases or make any public announcements relating to the subject matter of this Agreement without the prior written consent of the Company, other than as required by Laws or by the rules and regulations of any stock exchange upon which the Parent’s stock is listed, in which case Parent shall use its commercially reasonable efforts to give the Company advance notice and the opportunity to review any proposed public announcement and shall reasonably consider the comments of the Company made to such public announcement; provided, however, the foregoing shall not require Parent to delay any disclosure or filing of any press release, public announcement or document related thereto.
ARTICLE VIII
CONDITIONS PRECEDENT TO THE CLOSING
          8.1 Conditions Precedent to Each Party’s Obligations. The respective obligations of each Party to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in writing at the option of the affected Party:
          (a) No Legal Prohibition. No statute, rule, regulation, ruling, consent, decree, judgment, injunction or order shall be enacted, promulgated, entered or enforced by any court or Governmental Authority which would prohibit the consummation by such Party of the transactions contemplated hereby.
          (b) HSR Act. The applicable waiting period, together with any extensions thereof, under the HSR Act shall have expired or been terminated.
          8.2 Conditions Precedent to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in writing at the option of Parent:
          (a) Accuracy of Representations and Warranties; Performance of Covenants. Except as expressly contemplated by this Agreement, the representations and warranties of the Company contained in this Agreement (without giving effect to any “materiality” or Material Adverse Effect qualification or exception contained therein) shall be true and correct as of the Closing with the same force and effect as though made on and as of the Closing (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and correct does not have, individually or in the aggregate, a Material Adverse Effect on the Acquired Companies. The Company shall have performed and complied (without giving effect to any “materiality” or Material Adverse Effect qualification or exception contained therein) with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing. Parent shall have received at the Closing a certificate from the Company, dated as of the Closing Date and executed by the Company, certifying its fulfillment of the conditions set forth in this Section 8.2(a).
          (b) No Material Adverse Change. No event or events shall have occurred since the date of this Agreement which individually or in the aggregate constitutes a Material Adverse Change.
          (c) Secured Debt Payoff Letter. The Company shall have received payoff letters (the “Senior Debt Payoff Letters”) duly executed by the respective agents under the Company Secured Debt indicating, in form and substance reasonably acceptable to Parent, that upon payment of the portion of the Secured Debt Payoff Amount specified in each such payoff letter, all outstanding obligations of the Acquired Companies arising under or related to the Company Secured Debt shall be repaid and extinguished in full and that upon receipt of such amount such Person shall release its Liens and other security interests in, and agree to deliver Uniform Commercial Code Termination Statements and such other documents or endorsements necessary to release of record its Liens and other security interest in, the assets and properties of the Acquired Companies.

          (d) Consents. The Acquired Companies shall have received those consents necessary for the consummation of the transactions contemplated by this Agreement and which are set forth on Schedule 8.2(d) attached hereto, or if Parent shall have waived the delivery of any such consent at Parent’s exclusive option, Parent shall not be entitled to seek indemnification under Article XI for such waived consent.
          (e) Escrow Agreements. The Escrow Agent and the Representative shall have executed and delivered the General Escrow Agreement and the Incentive Compensation Escrow Agreement.
          (f) Deliveries. The Parent shall have received the deliveries required to be made to Parent as set forth in Section 9.1.
          (g) Customer Funds.
          (i) Parent shall have verified on the Closing Date (1) with each financial institution maintaining a Customer Fund Account, that the Customer Funds therein are within $1,500,000 of the amount that is sufficient to satisfy for the relevant periods (disregarding the Designated Accounts Receivable), in each case, (A) the Acquired Companies’ obligations to disburse or remit Customer Funds and (B) the obligation(s) of the Company’s customers for which such Customer Funds were collected, and (2) that the representations and warranties of the Company in Section 4.6(c)(iv) remain true and correct in all material respects.
          (ii) The Company shall have provided Parent with respect to all Customer Fund Accounts listed, or required to be listed, on Schedule 4.6(c), all signature cards or other documents required to change the Persons authorized to direct the use of the funds in such Customer Fund Accounts, to Parent or its or their employees immediately at Closing.
          (h) Dissenting Shareholders. Holders of not more than ten percent (10%) of the Common Shares and the Preferred Shares, calculated on an as-converted basis, shall have perfected rights of appraisal under Delaware Law.
          8.3 Conditions Precedent to Obligations of the Company. The obligations of the Company under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all the following conditions, any one or more of which may be waived in writing at the option of the Representative:
          (a) Accuracy of Representations and Warranties; Performance of Covenants. Except as expressly contemplated by this Agreement, the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects as of the Closing with the same force and effect as though made on and as of the Closing. Parent and Merger Sub shall have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by Parent and Merger Sub on or prior to the Closing. The Representative shall have received at the Closing a certificate dated as of the Closing Date and validly executed on behalf of Parent and Merger Sub by an executive officer of Parent and Merger Sub, certifying the fulfillment of the conditions set forth in this Section 8.3(a).
          (b) Escrow Agreements. The Escrow Agent and Parent shall have executed and delivered the General Escrow Agreement and the Incentive Compensation Escrow Agreement.
ARTICLE IX
CLOSING
          9.1 Deliveries by the Company. At the Closing, the Company shall deliver or cause to be delivered to Parent each of the following:
          (a) Minute Books. All of the minute books, stock ledgers and similar corporate records, and corporate seals of each of the Acquired Companies;
          (b) Closing Certificate. The secretary of each of the Acquired Companies shall have delivered to the Parent a certificate certifying as true and correct (i) the Organizational Documents of each of the Acquired Companies, (ii) the stock ledger of the Company (including all Option Holders), (iii) the written consent of the Directors of the Company and of certain stockholders of the Company attached hereto as Exhibit F approving the Agreement, the transactions contemplated herein and the Merger, and further certifying that such consents continue in force and effect and have not been rescinded or modified, and (iv) the incumbency of the officers, directors or trustees, as applicable, executing this Agreement on behalf of the Acquired Companies;
          (c) Certificate. The certificate required by Section 8.2(a);
          (d) Good Standing Certificate. Certificate of good standing, dated not more than ten days prior to the Closing Date, with respect to the Company, issued by the Secretary of State of the State of Delaware;
          (e) Resignations. Resignations effective as of the Closing Date of those directors and officers of the Acquired Companies as Parent may request to resign no later than ten days prior to the Closing Date;
          (f) Escrow Agreements. The General Escrow Agreement and the Incentive Compensation Escrow Agreement executed by Representative;
          (g) FIRPTA Certificate. An affidavit, under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation § 1.897-2(h) so that Parent is exempt from withholding any portion of the Merger Consideration thereunder.
          9.2 Deliveries by Parent and Merger Sub. Parent will deliver or cause to be delivered to the Representative:

          (a) Merger Consideration. Payment of the Merger Consideration as provided in Section 3.1(c);
          (b) Certificate. The certificate required by Section 8.3(a);
          (c) Board Resolutions. A copy of the resolutions of the Board of Directors of the Parent and Merger Sub, certified by its Secretary as having been duly and validly adopted and as being in full force and effect, authorizing execution and delivery of this Agreement and performance by the Parent and Merger Sub of the transactions contemplated hereby;
          (d) Good Standing Certificate. Certificate of good standing, dated not more than ten days prior to the Closing Date, with respect to Parent and Merger Sub, issued by the Secretary of State of the State of Delaware; and
          (e) Escrow Agreements. The General Escrow Agreement and the Incentive Compensation Escrow Agreement executed by Parent.
ARTICLE X
POST CLOSING COVENANTS
          10.1 Tax Covenants.
          (a) All Income Taxes of the Company or any Company Subsidiary that relate to periods ending on December 31, 2009 or periods (or portions of any Straddle Period) ending after December 31, 2009 and on or before the Closing Date that are shown to be due with respect to such periods on the Income Tax Returns filed pursuant to Section 10.1(c) below shall be paid from the Escrow Funds (to the extent of available funds), but after giving effect to (and reducing such payment obligation by) any such Taxes accrued on the Statement of Closing Net Working Capital that reduced the Merger Consideration, if any, and the amount of payments that the Company and its Subsidiaries (including, without duplication, estimated payments and credits for overpayments in prior years) has made with respect to Income Taxes for the year ended December 31, 2009 and any year ending after December 31, 2009 and on or before the Closing Date (or the portion of any Straddle Period ending on the Closing Date) on or prior to the Closing Date.
          (b) All refunds (whether in the form of an actual refund or a credit against Taxes due) for Taxes received by or with respect to the Company or any Company Subsidiary for any Taxes attributable to a Pre-Closing Tax Period shall be the property of the Company Stockholders and such refunds, plus any interest received from the applicable taxing authority in connection with the refund, shall be paid or caused to be paid by Parent to the Representative for distribution to the Company Stockholders promptly upon receipt from the applicable taxing authority (including as a result of using a credit on an Tax Return).
          (c) The Company shall prepare and file on a timely basis all Tax Returns of the Company or any Company Subsidiary due on or prior to the Closing Date, and such Tax Returns shall be prepared in a manner consistent with the procedures and practices of the Company as in existence as of the date hereof. Parent shall prepare or cause to be prepared all

Tax Returns of the Company and each Company Subsidiary due after the Closing Date, which Tax Returns shall be filed on a timely basis. To the extent that any Tax Returns of the Company or any Company Subsidiary filed after the Closing Date relate to any Pre-Closing Tax Period, such Tax Returns shall be prepared in a manner consistent with the procedures and practices of the Company as in existence as of the date hereof. To the extent any Tax Returns of the Company or any Company Subsidiary filed after the Closing Date may reasonably be expected to impact Taxes due for any Pre-Closing Tax Period, Parent shall provide or cause to be provided any such Tax Return (and all relevant work papers and other items required to understand such Tax Return or other items as reasonably requested by the Representative) to the Representative at least sixty (60) days prior to the due date of such Tax Return (after applicable extensions) for the Representative’s review and comment. Parent shall, or shall cause the Company or any Company Subsidiary, to incorporate any reasonable comments provided by the Representative with respect to such Tax Returns and timely file such Tax Returns with the appropriate taxing authority. Parent shall not (i) amend, modify, or refile, or allow to be amended, modified, or refiled, any Tax Return of the Company or any Company Subsidiary (in whole or in part) for any Pre-Closing Tax Period, (ii) make or change any Tax election with effect in any Pre-Closing Tax Period, (iii) take any other action that would take effect in a Pre-Closing Tax Period or (iv) take any other action that would take effect in a Pre-Closing Tax Period without the prior written consent of the Representative (which will not be unreasonably withheld or delayed).
          (d) Parent and the Representative shall provide, and shall cause the Company and each Company Subsidiary to provide, each other with such assistance as may reasonably be requested by the others in connection with the preparation of any Tax Return, any audit or other administrative or judicial proceeding relating to Taxes arising in a Pre-Closing Tax Period. Such assistance shall include making employees available on a mutually convenient basis to provide additional information or explanation of material provided hereunder and shall include providing copies of relevant Tax Returns and supporting material. The Party requesting assistance hereunder shall reimburse the assisting Party for reasonable out-of-pocket expenses incurred in providing assistance. Parent shall, and shall cause the Company and each Company Subsidiary to, retain for the full period of any statute of limitations and provide the others with any records or information that may be relevant to such preparation, audit, examination, proceeding or determination. The Parent shall, and shall cause the Company and any Company Subsidiary, to cooperate with the Representative to obtain any refunds (including filing amended returns) that would result in the payment to, or for the benefit of, the Company Stockholders under Section 10.1.
          (e) If in connection with any examination, investigation, audit or other administrative or judicial proceeding in respect of any Tax Return or Taxes with respect to the income or operations of the Company or any Company Subsidiary for a Pre-Closing Tax Period, any Governmental Authority issues to the Company or any Company Subsidiary a notice of an audit, examination, investigation, or other administrative or judicial proceeding, a request for documents or other information, written notice of deficiency, a notice of reassessment, a proposed adjustment, an assertion of claim or demand concerning the Taxes or the taxable period covered by such Tax Return, Parent shall notify the Representative of its receipt of such communication from the governmental body or authority within twenty (20) Business Days after receiving such notice of deficiency, reassessment, adjustment or assertion of claim or demand. Parent shall not, and shall not permit the Company or any Company Subsidiary, to settle or otherwise resolve any issue with respect to any Taxes of the Company or any Company Subsidiary if such settlement or other resolution could result in the Company Stockholders being liable for any amounts pursuant to this Agreement without the prior written consent of Representative. The Representative shall have the right to control any examination, investigation, audit, or other administrative or judicial proceeding in respect of any Tax Return of the Company or any Company Subsidiary for any Pre-Closing Tax Period, provided that Parent, at its sole cost and expense, shall have the right to participate in any such contest. At the request of the Representative, Parent shall resolve and settle, and shall cause the Company or any Company Subsidiary to resolve and settle, any issue related to Taxes for any Pre-Closing Tax Date on terms acceptable to the Representative and the applicable taxing authority. If the Representative chooses not to control any contest to which it has a right to control under this Section 10.1(e), Escrow Funds shall be used to reimburse Parent for Parent’s out-of-pocket costs in defending, prosecuting, settling and resolving the contest.
          (f) All federal, state, local, foreign and other transfers, sales, use or similar Tax applicable to, imposed upon or arising out of the Merger shall be borne by Parent. Parent shall indemnify and hold the Company Stockholders and the Representative harmless from such Taxes to the extent imposed on the Company Stockholders or the Representative. Parent shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, the parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.
          (g) For purposes of this Agreement, in the case of any Straddle Period, the amount of any Incomes Taxes of the Acquired Companies for the Pre-Closing Tax Period shall be determined based on an interim closing of the books on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Acquired Companies hold a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Acquired Companies for a Straddle Period that relates to the Pre-Closing Tax Period (including amortization and depreciation deductions) shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period. Notwithstanding the foregoing, all transactions not in the ordinary course of business occurring on the Closing Date shall be treated for purposes of this Section 10.1, and for purposes of filing all Income Tax Returns of the Parent, Company and any Company Subsidiary, as occurring on the date after the Closing Date.
          (h) None of the Parent, Merger Sub, the Company nor any of their Affiliates shall make any election under Section 338 of the Code with respect to the transactions contemplated by this Agreement.
          (i) Parent and Merger Sub shall not take any action with respect to the Company or its Subsidiaries that would cause the transactions contemplated by this Agreement to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notices 2001-16 and 2008-111.

          (j) All indemnification payments under Article XI shall be treated as adjustments to the Merger Consideration, unless otherwise required by a final determination of an applicable taxing authority.
          (k) Recovery against the Escrow Amount constitutes Parent Indemnified Parties’ sole and exclusive remedy for any and all Losses or other claims against the Company Stockholders relating or arising under this Section 10.1.
          10.2 Further Assurances. At any time or from time to time up to one (1) year after the Closing, each of the Parties hereto shall, at the request of the other Party hereto and at such requesting Party’s expense, execute and deliver any further instruments or documents and take all such further actions as are reasonably requested of it in order to consummate and make effective the transactions contemplated by this Agreement.
          10.3 Director and Officer Insurance.
          (a) For a period of six (6) years after the Closing, Parent shall not, and shall ensure each of the Acquired Companies does not amend, alter, repeal or modify any provision in any of the Acquired Companies’ Organizational Documents relating to the exculpation or indemnification of any officers and directors in any way that diminishes or adversely affects the right of any officer or director of any such Acquired Company holding such office prior to Closing for any acts or omissions that occurred prior to Closing (unless required by Law), it being the intent of the Parties that the officers and directors of any of the Acquired Companies who were officers and directors prior to the Closing (each, an “Indemnified Person”) shall continue to be entitled to such exculpation and indemnification for any acts or omissions that occurred prior to Closing to the full extent provided for under applicable Law.
          (b) At the Closing, Parent shall, or shall cause the Company to, obtain, maintain and fully pay for irrevocable “tail” insurance policies naming the Indemnified Persons as direct beneficiaries with a claims period of at least six years from the Closing Date from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Closing Date. Parent shall not, and shall cause the Company to not, cancel or change such insurance policies in any respect.
          (c) In the event Parent, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Company, as the case may be, shall assume the obligations set forth in this Section 10.3. The provisions of this Section 10.3 shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Persons.
          10.4 Employee Matters. Except as set forth on Schedule 10.4, Parent shall cause the Surviving Corporation to provide employees of the Acquired Companies (“Company

Employees”) as of the Closing Date with salaries, bonuses, benefits, benefit plans and programs no less favorable in the aggregate to those set forth on Schedule 4.19(a) and in the Company’s commissions plans for a period of at least twelve (12) months following the Closing Date; provided that the foregoing shall not in any way prohibit or restrict the Parent or an Acquired Company from terminating any Company Employee for cause, which shall include violation of any employment agreement or employment policy of an Acquired Company, and further, with respect to any Company Employee who voluntarily terminates employment with an Acquired Company or for whom employment with an Acquired Company was terminated for cause, the foregoing shall not require the Parent or an Acquired Company to provide any compensation or benefits to such terminated Company Employee after such employment has been terminated except as may be required by Law. Parent will indemnify the Company Stockholder Indemnified Parties from and against any Losses that may be incurred by them under the WARN Act arising on or after the Closing as a result of any action or omission of the Surviving Corporation or any Company Subsidiary occurring on or after the Closing. For purposes of participation of Company Employees in a benefit plan of Parent or its Affiliates (including the Surviving Corporation) (a “Parent Benefit Plan”), each Company Employee shall be credited with all years of service for which such Company Employee was credited before the Closing Date under any analogous Employee Benefit Plans. In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all Parent Benefit Plans; (ii) for purposes of each Parent Benefit Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such Parent Benefit Plan to be waived for such Company Employee; and (iii) Parent shall cause any eligible expenses incurred by such Company Employee and his or her covered dependents under an Employee Benefit Plan which is a welfare plan during the portion of the plan year of the Employee Benefit Plan ending on the date such Company Employee’s participation in the corresponding Parent Benefit Plan begins to be taken into account under such Parent Benefit Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for such year as if such amounts had been paid in accordance with such Parent Benefit Plan.
          10.5 Incentive Compensation Escrow. The Representative shall maintain the Incentive Compensation Escrow in accordance with the Incentive Compensation Plan. After the Closing, Parent or the Company shall, within five (5) days after any participant in the Incentive Compensation Plan separates from employment with the Company, notify the Representative in writing of such separation and include a certified statement as to whether such separation was a termination by the Company with or without cause, a resignation by participant or a separation due to death or disability. Upon receiving such notice, the Representative will promptly pay, or cause the Escrow Agent to pay, any amounts due to such participant from the Incentive Compensation Escrow, if any, to the Company to be paid to such participant in accordance with the Incentive Compensation Plan (net of withholding and the employee’s portion of any employment Taxes, if any, which shall be remitted instead by Parent to the applicable taxing authority). When any amounts remaining in the Incentive Compensation Escrow are to be released to the participants upon the termination of such Incentive Compensation Escrow, the Representative shall promptly pay, or cause the Escrow Agent to pay, such amounts to the Company to be paid to such participants in accordance with the Incentive Compensation Plan

(net of withholding and the employee’s portion of any employment Taxes, if any, which shall be remitted instead by Parent to the applicable taxing authority).
          10.6 Collection of Designated Accounts Receivable and Additional Designated Accounts Receivable. After the Closing Date, Parent shall, and shall cause the Surviving Corporation to, use commercially reasonable efforts to collect the Designated Accounts Receivable and any deficiency in the Customer Funds which, if collected, would reduce any payment obligation pursuant to Section 3.5 (each, a “Customer Funds Shortfall”). For purposes of this Section 10.6, “commercially reasonable efforts” shall include, without limitation, (a) withholding delivery of W-2 statements to any customer who owes the Company a Customer Funds Shortfall, (b) asserting any and all contract rights of Parent or the Company in respect of a Customer Funds Shortfall, (c) obtaining promissory notes or other payment arrangements to collect the Customer Funds Shortfall and (d) otherwise implementing the ordinary course collection procedures and efforts of Parent and the Company in respect of the Customer Funds Shortfall; provided that neither Parent nor the Surviving Corporation shall be required to commence any litigation, suit, arbitration, action or enforcement proceeding to collect any portion of the Customer Funds Shortfall. In addition, after the Closing Date, Parent shall, and shall cause the Surviving Corporation to, use commercially reasonable efforts to settle and collect any amounts owing to the Surviving Corporation in respect of Tax Notices which, if settled and/or collected, as applicable, would reduce any indemnification obligation pursuant to Section 11.3(d), including without limitation by implementing the ordinary course collection procedures and efforts of Parent and the Company in respect of the settlement and collection of such Tax Notices.
          10.7 2010 Discretionary Bonuses. After the Closing Date, Parent shall, or shall cause the Surviving Corporation to, pay any bonuses relating to the period prior to the Closing Date in the ordinary course of business consistent with the Company’s past practice in accordance with the terms for such bonuses. To the extent any such bonuses are discretionary, (a) the president of the Surviving Corporation shall be entitled to determine in good faith if and to what extent such bonuses will be paid (for all persons other than himself) and (b) the president of the Surviving Corporation shall be entitled to 100% of the discretionary portion of any of his bonuses for such period. Notwithstanding anything in this Section 10.7 to the contrary, the amounts of any such bonus shall not exceed the target amount for such bonus set forth on Schedule 4.19(a).
ARTICLE XI
INDEMNIFICATION
          11.1 Survival of the Company’s Warranties and Covenants; Time Limits on Indemnification Obligations. All representations and warranties of the Company, the Representative and the Company Stockholders contained in this Agreement shall survive the Closing hereunder for a period of fifteen (15) months after the Closing Date and then terminate, provided, however, that the covenants set forth in this Agreement shall survive until the date on which the performance of such covenant is completed and then terminate. Notice of any claim for indemnification hereunder must be given prior to the expiration of the applicable survival period set forth in this Section 11.1; provided that so long as such notice is so given any claim may continue to be asserted and indemnified against until finally resolved, whether or not the settlement or any proceeding with respect to such claim occurs, in whole or in part, during or after the applicable survival period set forth in this Section 11.1.
          11.2 Survival of Parent’s and Merger Subs’ Representations, Warranties and Covenants; Time Limits on Indemnification Obligations. All of the representations and warranties of Parent and Merger Sub shall survive the Closing hereunder for a period of fifteen (15) months after the Closing Date and then terminate, provided, however, that the covenants set forth in this Agreement shall survive until the date on which the performance of such covenant is completed and then terminate. Notice of any claim for indemnification hereunder must be given prior to the expiration of the applicable survival period set forth in this Section 11.2 (the “Survival Period”); provided that so long as such notice is so given any claim may continue to be asserted and indemnified against until finally resolved, whether or not the settlement or any proceeding with respect to such claim occurs, in whole or in part, during or after the Survival Period. For the avoidance of doubt, notwithstanding any other notice that may be given by any Parent Indemnified Party, notice with respect to any claim to any portion of the Adjustment Amount shall be deemed to have been timely given prior to the expiration of the Survival Period if Parent shall have delivered the Statement of Customer Funds and the Statement of Accounts Receivable prior to the expiration of the Survival Period, and any claim with respect to any portion of the Adjustment Amount may continue to be asserted and indemnified against until finally resolved, whether or not the settlement or any proceeding with respect to such claim occurs, in whole or in part, during or after the Survival Period.
          11.3 Indemnification Relating to the Company. From and after the Closing, Parent and Merger Sub and its officers, directors, employees, agents, representatives, successors and permitted assigns (each, a “Parent Indemnified Party”), shall be indemnified from the Escrow Funds (to the extent of available funds) and in accordance with and subject to this Article XI and held harmless by the Company Stockholders from and against, and Parent Indemnified Party shall be reimbursed from the Escrow Funds for, any and all losses, charges, claims, damages, liabilities, obligations, judgments, settlements, fines, penalties, interest, awards, demands, offsets, and reasonable out-of-pocket costs, expenses and attorneys’ fees (including any such reasonable costs, expenses and attorneys’ fees incurred in enforcing a party’s right to indemnification against any indemnifying party or with respect to any appeal) (hereinafter, a “Loss” or the “Losses”) sustained or incurred by any Parent Indemnified Party resulting from:
          (a) any breach of a representation or warranty made by the Company in Article IV of this Agreement or in any certificate delivered by the Company pursuant to Section 8.2(a);
          (b) any breach of a covenant made by the Company in this Agreement (other than a breach of Section 6.3);
          (c) any Tax liability of any of the Acquired Companies relating to the Pre-Closing Tax Period and all Taxes that are attributable to any Liability by reason of any of the Acquired Companies being liable under Treasury Regulation Section 1.1502-6 (or any similar provision of state or local law) for the Taxes of a consolidated group (other than a group the common parent of which is any of the Acquired Companies) of which an Acquired Company was a member on or prior to the Closing Date;
          (d) any liability of the Company for Taxes reasonably determined by the Company to be a payment obligation of the Company, penalties or interest, in each case arising out of notices issued by any taxing authority resulting from any incorrect or inadequate payment of Taxes which were deemed to be due during the period prior to the Closing Date by the Company on behalf of its customers (each, a “Tax Notice”), but only to the extent such liability is assessed and results in payment by the Company to the relevant taxing authority (with the parties expressly acknowledging and agreeing that any Tax Notice, or any portion of any Tax Notice, which is resolved so as to result in the relevant taxing authority owing any payments to the Company or its customers shall not be a matter for which indemnification is available hereunder, regardless of when and to what extent such taxing authority ultimately makes such payment); and
          (e) any Claim in connection with this Agreement by any Person against any of the Acquired Companies or the Parent with respect to (i) the calculation of the Per Share Payment Schedule, (ii) any discrepancy in payments made by Parent in reliance on the Per Share Payment Schedule, and (iii) the Representative’s failure to make any payment required to be made by the Representative to any Person pursuant to the terms of this Agreement or the Representative Agreement.
          In accordance with Section 13.17, all claims payable to a Parent Indemnified Party pursuant to this Section 11.3 shall be negotiated, settled and paid on behalf of each Company Stockholder only by the Representative from the Escrow Funds and for purposes of Section 11.5 below, and the Representative shall be deemed to have full authority to act on behalf of the Indemnifying Party with respect to any Company Stockholder that is an Indemnifying Party under Section 11.5.
          11.4 Indemnification by Parent. From and after the Closing, Parent shall indemnify, defend and save the Company Stockholders, and their respective officers, directors, employees, agents, representatives, successors and permitted assigns (each, a “Company Stockholder Indemnified Party”) harmless from and against, and shall promptly pay to a Company Stockholder Indemnified Party or reimburse a Company Stockholder Indemnified Party for, any and all Losses sustained or incurred by any Company Stockholder Indemnified Party resulting from:
          (a) any breach of a representation or warranty made by Parent or Merger Sub in this Agreement or in any certificate delivered by Parent or Merger Sub pursuant to Section 8.3(a);
          (b) any breach of a covenant made by Parent or Merger Sub in this Agreement;
          (c) any Tax liability of any of the Acquired Companies or Parent and any consolidated group for Tax purposes of which Parent is a member for the Post-Closing Tax Period; and

          (d) any Claim in connection with this Agreement by any Person against any of the Company Stockholders or the Representative with respect to Parent’s failure to make any payment required to be made by Parent to such Person pursuant to the terms of this Agreement.
          In accordance with Section 13.17, all claims brought by any Company Stockholder Indemnified Party pursuant to this Section 11.4, shall be brought, prosecuted, negotiated and settled only by and any indemnification payments shall be made only to, the Representative, for purposes of Section 11.5 below, and the Representative shall be deemed to be the Indemnified Party, with respect to any Company Stockholder Indemnified Party that is an Indemnified Party under Section 11.5.
          11.5 Indemnification Procedure for Third Party Claims. Other than a claim involving the Tax Representations and Covenants, which procedure is set forth in and which shall be governed exclusively by Section 10.1, in the event that subsequent to the Closing, any Person that is or may be entitled to indemnification under this Agreement (an “Indemnified Party”) receives notice of the assertion of any claim, issuance of any order or the commencement of any action or proceeding by any Person who is not a party to this Agreement or an Affiliate of a party, including, without limitation, any Governmental Authority (a “Third Party Claim”), against such Indemnified Party, against which a party to this Agreement is or may be required to provide indemnification under this Agreement (an “Indemnifying Party”), the Indemnified Party shall promptly give written notice thereof together with a statement of any available information regarding such claim to the Indemnifying Party, but in any event within fifteen (15) days after learning of such claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to and defend such claim), provided, however, the failure to give such notice shall relieve the Indemnifying Party of its obligation to indemnify with respect to a Third Party Claim only to the extent that the Indemnifying Party actually has been prejudiced by the Indemnified Party’s failure to give notice as required. The Indemnifying Party shall have the right upon written notice to the Indemnified Party (the “Defense Notice”) within thirty (30) days after receipt from the Indemnified Party of notice of such claim, to conduct at its expense the defense against such claim. In the event that the Indemnifying Party does elect to conduct the defense of the subject claim, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested by it, with any reasonable third party costs incurred in connection with such Indemnified Party’s cooperation being at the Indemnifying Party’s expense. The Indemnified Party shall have the right to participate in the defense assisted by counsel of its own choosing, provided that the Indemnifying Party will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with such participation in the defense thereof. Without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement of any Third Party Claim. The Indemnifying Party shall not be entitled to control, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any claim to the extent that (i) claim seeks an order, injunction or other equitable relief against the Indemnified Party, (ii) the Indemnified Party determines in good faith that joint representation would be inappropriate, (iii) a court of competent jurisdiction rules that the Indemnifying Party has failed or is failing to prosecute or defend such matter diligently and in good faith, or (iv) the amount of Losses arising out of such Third Party Claim, as determined by the Indemnifying Party in good faith, exceeds the total Escrow Funds in the Escrow account at any time. If an offer is made to finally settle a Third

Party Claim, which offer the Indemnifying Party is permitted to settle under this Section 11.5 only upon the prior written consent of the Indemnified Party, and the sole relief provided to the third party pursuant to such offer is monetary damages that do not exceed the total Escrow Funds in the Escrow account at the time, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give prompt written notice to the Indemnified Party to that effect. If the Indemnified Party fails to consent to such firm offer within twenty (20) calendar days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of the total Escrow Funds in the Escrow account at the time. Notwithstanding anything contained herein to the contrary, no Indemnified Party shall settle any Third Party Claim without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld or delayed). With respect to any Third Party Claim subject to indemnification under this Section 11.5, the Parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information of the Acquired Companies and Parent and all attorney-client and work-product privileges with respect to all information generated, produced or disclosed. In connection therewith, each party agrees that: (i) it will use its commercially reasonable efforts, in respect of any Third Party Claim in which it has assumed or participated in the defense, to avoid production of confidential information of the Acquired Companies and Parent (consistent with applicable law and rules of procedure), and (ii) all communications between any Party hereto and their respective counsel responsible for or participating in the defense of any Third Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.
          11.6 Calculation of Losses.
          (a) The amount of any Losses payable under this Article XI by the Indemnifying Party shall be net of any (i) amounts recovered by the Indemnified Party under applicable insurance policies (but not including (y) any self-insurance of Parent or an Affiliate of Parent (including any Acquired Company), or (z) any insurance policy under which the Company Subsidiary is the insurer to Parent or an Affiliate of Parent (including any Acquired Company)) or from any other Person alleged to be responsible therefor and (ii) the reduction in Taxes realized by the Indemnified Party arising from the incurrence or payment of any such Losses. If the Indemnified Party receives any amounts under such applicable insurance policies or from any other Person alleged to be responsible for any Losses or realizes a reduction in Taxes attributable to a Loss subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made, expense incurred or reduction in Taxes realized by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by or realized by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount. The Indemnified Party shall use commercially reasonable efforts to collect any amounts available under such insurance coverage or from such other Person alleged to have responsibility therefore, provided that the Indemnified Party shall have the right to seek, claim and collect indemnification under this Article XI without first being required to assert any claim, right or remedy with respect to such insurance coverage or other Persons. The Indemnifying Party shall be subrogated to all rights of the Indemnified Party in respect of any Losses indemnified by the Indemnifying Party.

          (b) The Indemnifying Party shall not be liable under this Article XI for any (i) Losses relating to any matter to the extent that there is included in the final Statement of Closing Net Working Capital determined in accordance with Section 3.4, a specific liability or reserve relating to such matter, (ii) Losses relating to any matter to the extent resolved in accordance with Section 3.5, (iii) Losses to the extent the Indemnified Party had otherwise been compensated therefor pursuant to the adjustments to the Merger Consideration pursuant to Section 3.4 or (iv) any Losses to the extent that the Indemnified Party has already previously recovered the same Losses in respect of the same claim (i.e., no “double counting” of Losses).
          (c) For purposes of determining whether an Indemnified Party has a right to indemnification under Section 11.3(a) or Section 11.4(a) and for determining the amount of Losses with respect thereto, the representations and warranties contained in this Agreement that are qualified by reference to “material,” “materially,” “Material Adverse Change,” “Material Adverse Effect,” or any similar term shall be deemed to have been made without giving effect to such materiality qualifiers.
          11.7 Limitations on Indemnities.
          (a) Notwithstanding anything to the contrary set forth herein, the Parent Indemnified Parties shall have no claim for a Loss pursuant to Section 11.3(a) or Section 11.3(d) of this Agreement, until the Losses incurred by the Parent Indemnified Parties exceed in the aggregate One Million Dollars ($1,000,000) (the “Basket Amount”), and then only to the extent of such excess; provided that for any Losses claimed after the Adjustment Amount is finally determined pursuant to Section 3.5, such Adjustment Amount shall be deemed to be a reduction (but not below zero) of the Basket Amount.
          (b) The aggregate amount required to be paid to the Parent Indemnified Parties pursuant to this Agreement shall not exceed in the aggregate an amount equal to the Escrow Amount (the “Cap Amount”) and recovery pursuant to this Agreement shall further be limited to an amount not to exceed the Escrow Funds available on any given payment date. In addition, in no event shall any Parent Indemnified Party be entitled to recover or make a claim for any amounts in respect of consequential, incidental or indirect damages, lost profits or punitive damages (other than consequential, incidental or indirect damages, lost profits or punitive damages payable to third parties).
          11.8 Exclusive Remedy. From and after the Closing, except for any claim with respect to actual fraud, intentional misrepresentation or intentional misconduct in connection with the transactions contemplated hereby or the representations, warranties or covenants hereunder (a) the remedies set forth in this Article XI constitute the sole and exclusive remedies for recovery of Losses and any other amounts, and (b) recovery against the Escrow Funds pursuant to this Article XI (and the terms of the General Escrow Agreement) constitutes a Parent Indemnified Party’s sole and exclusive remedy for any and all Losses or other claims relating to or arising from this Agreement or in connection with the transactions contemplated hereby, including any relating to environmental, health or safety matters. Notwithstanding anything set forth in this Agreement to the contrary, the limitations of liability set forth in this Article XI shall not apply to any claim with respect to actual fraud, intentional misrepresentation or intentional misconduct in connection with the transactions contemplated hereby or the representations, warranties or covenants hereunder; provided that, for the avoidance of doubt, none of the Company Stockholders shall have any liability, directly or indirectly, in respect of any claim for actual fraud, intentional misrepresentation or intentional misconduct, unless such Company Stockholder bears direct culpability for such actual fraud, intentional misrepresentation or intentional misconduct.
          11.9 No Contribution. Notwithstanding anything to the contrary herein, at and after the Effective Time it is understood that no Company Stockholder Indemnified Party shall have any rights of recourse, whether for contribution, by virtue of subrogation or otherwise, against any Acquired Company for any payments that any of Company Stockholder Indemnified Party makes, or is obligated to make, under this Article XI or any other section of this Agreement.
ARTICLE XII
TERMINATION
          12.1 Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:
          (a) Parent and the Company may terminate this Agreement by mutual written consent at any time prior to the Closing;
          (b) Parent may terminate this Agreement by giving written notice to the Company prior to the Closing in the event (A) the Company has within the then previous five (5) Business Days given Parent any notice pursuant to Section 6.3 above and (B) the development that is the subject of the notice has had a Material Adverse Effect;
          (c) Parent may terminate this Agreement by giving written notice to the Company at any time prior to the Closing (A) in the event the Company has breached any material representation, warranty or covenant contained in this Agreement in any material respect, Parent has notified the Company of the breach and the breach has continued without cure for a period of fifteen (15) days after the notice of such breach, or (B) if the Closing shall not have occurred on or before December 31, 2010, by reason of the failure of any condition precedent under Section 8.2 hereof (unless the failure results primarily from Parent breaching any representation, warranty, or covenant contained in this Agreement); and
          (d) The Company may terminate this Agreement by giving written notice to Parent at any time prior to the Closing (A) in the event Parent or Merger Sub has breached any material representation, warranty or covenant contained in this Agreement in any material respect, the Company has notified Parent of the breach and the breach has continued without cure for a period of fifteen (15) days after the notice of breach, or (B) if the Closing shall not have occurred on or before December 31, 2010, by reason of the failure of any condition precedent under Section 8.3 hereof (unless the failure results primarily from the Company breaching any representation and warranty or covenant contained in this Agreement).
          12.2 Effect of Termination. If any party terminates this Agreement pursuant to Section 12.1 above, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party (except for any liability of a party for any breach of the Agreement that occurred prior to termination); provided, however, that provisions contained in Section 6.6 above, and the Confidentiality Agreement referred to therein, shall survive the termination of this Agreement for a period of three years following the date of such termination (and, notwithstanding anything contained in this Agreement or the Confidentiality Agreement to the contrary, the Confidentiality Agreement term shall be automatically amended to be extended for such additional three year period).
ARTICLE XIII
MISCELLANEOUS
          13.1 Expenses. Each of Parent, Merger Sub, the Company and the Representative will bear his, her or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby provided, however, in the event the Merger is consummated, the costs and expenses (including legal fees and expenses) of the Acquired Companies incurred on behalf of the Company Stockholders in connection with this Agreement and the transactions contemplated hereby will constitute part of the Company Stockholder Transaction Expenses.
          13.2 No Third-Party Beneficiaries. Except as set forth in Sections 10.3 and 13.11 this Agreement and its provisions are for the sole benefit of the Parties to this Agreement, the Party Indemnified Parties, the Company Stockholder Indemnified Parties, the Company Stockholders and the Indemnified Persons and their respective successors and permitted assigns and shall not confer any rights or remedies upon any Person.
          13.3 Entire Agreement. This Agreement, including the schedules and exhibits attached hereto, the Schedules and the Representative Agreement and the other documents referred to herein, constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.
          13.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of Parent, the Representative and the Company.
          13.5 Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.
          13.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
          13.7 Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one

Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (iii) four Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:
          (a) If to Parent, Merger Sub or the Company (after the Closing), addressed to it at:

Paychex, Inc.
911 Panorama Trail S.
Rochester, NY 14625
Telephone: (585)383-3788
Attention: Chief Legal Officer

With a copy to:

Nixon Peabody LLP
1100 Clinton Square
Rochester, NY 14604
Telephone: (585) 263-1671
Attention: James O. Bourdeau
          (b) If to the Company (prior to the Closing) or the Representative, addressed to it at:

George P. Colis
1111 W. 22nd Street, Suite 800
Oak Brook, IL 60523
Telephone: (630) 576-2250

and

Kirkland & Ellis LLP
333 South Hope Street
Los Angeles, CA 90071
Telephone: (213) 680-8400
Attention:       John A. Weissenbach
                       Tana M. Ryan
Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.
          13.8 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
          13.9 Consent to Jurisdiction and Service of Process. The Parties to this Agreement submit to the exclusive jurisdiction of the state courts located in Delaware or the courts of the United States located in the state of Delaware in respect of the interpretation and enforcement of the provisions of this Agreement and any related agreement, certificate or other document delivered in connection herewith and by this Agreement waive, and agree not to assert, any defense in any action for the interpretation or enforcement of this Agreement and any related agreement, certificate or other document delivered in connection herewith, that they are not subject thereto or that such action may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts or that their property is exempt or immune from execution, that the action is brought in an inconvenient forum, or that the venue of the action is improper. Service of process with respect thereto may be made upon Parent or the Representative by mailing a copy thereof by registered or certified mail, postage prepaid, to such party at its address as provided in Section 13.7.
          13.10 Waiver of Jury Trial. Each Party hereto hereby acknowledges and agrees that any controversy which may arise under this agreement is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each Party certifies and acknowledges that (i) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) such Party understands and has considered the implications of this waiver, (iii) such Party makes this waiver voluntarily, and (iv) such Party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 13.10.
          13.11 Acknowledgements.
          (a) Each Party acknowledges that it has conducted, to its satisfaction, an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and the Company Subsidiaries and the Parent and the Merger Sub, and in making its determination to proceed with the transactions contemplated by this Agreement, each Party has relied on the results of its own independent investigation and verification, in addition to the representations and warranties of the Parties expressly and specifically set forth in this Agreement. SUCH REPRESENTATIONS AND WARRANTIES BY THE PARTIES CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE PARTIES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND EACH OF THE PARTIES UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESS OR IMPLIED (INCLUDING ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF ANY OF THE PARTIES OR TO ANY ENVIRONMENTAL, HEALTH OR SAFETY MATTERS) ARE SPECIFICALLY DISCLAIMED BY THE OTHER PARTY, ARE NOT

BEING RELIED UPON BY THE PARTY OR ANY OF THEIR REPRESENTATIVES OR AFFILIATES.
          (b) From and after the Closing, no Company Stockholder shall have any indemnification, contribution, or other obligation for any Loss or other amount that the Parent Indemnified Parties may suffer, and the Parent Indemnified Parties shall have no remedies, with respect to (i) the subject matter of this Agreement or the transactions contemplated hereby or (ii) any other matter relating to the Company or the Company Subsidiaries prior to the Closing, the operation of their respective businesses prior to the Closing, or any other transaction or state of facts involving the Company or the Company Subsidiaries prior to the Closing (including any common law or statutory rights or remedies for environmental, health, or safety matters), other than pursuant to the provisions of Section 11.3 or subject to the limitations set forth in Section 11.8, for actual fraud, intentional misrepresentation or intentional misconduct which are the Parent Indemnified Parties’ sole and exclusive remedies with respect thereto. From and after the Closing, other than pursuant to the provisions of Section 11.3 or, subject to the limitations set forth in Section 11.8 actual fraud, intentional misrepresentation or intentional misconduct, the Parent Indemnified Parties may not avoid such limitation on liability by making a claim for breach of contract, tort or pursuant to any other theory of liability, all of which are hereby waived, and Parent and Merger Sub, on behalf of the Parent Indemnified Parties, further fully and forever release and discharge, and covenant not to sue or otherwise make any claim with respect to any such matter against, the Company Stockholders, and all of their parent companies, subsidiaries, Affiliates, shareholders, officers, directors, representatives, agents, associates, attorneys, employees, its and their respective successors and assigns. FROM AND AFTER THE CLOSING, EACH OF PARENT AND MERGER SUB, ON BEHALF OF THE PARENT INDEMNIFIED PARTIES, OTHER THAN WITH RESPECT THE PROVISIONS OF SECTION 11.3 OR SUBJECT TO THE LIMITATIONS SET FORTH IN SECTION 11.8 ACTUAL FRAUD, INTENTIONAL MISREPRESENTATION OR INTENTIONAL MISCONDUCT, EXPRESSLY WAIVES ALL RIGHTS AFFORDED BY ANY STATUTE WHICH LIMITS THE EFFECT OF A RELEASE WITH RESPECT TO UNKNOWN CLAIMS. EACH OF PARENT AND MERGER SUB, ON BEHALF OF THE PARENT INDEMNIFIED PARTIES, ACKNOWLEDGES THAT IT UNDERSTANDS THE SIGNIFICANCE OF THIS RELEASE OF UNKNOWN CLAIMS AND WAIVER OF STATUTORY PROTECTION AGAINST A RELEASE OF UNKNOWN CLAIMS. EACH OF PARENT AND MERGER SUB, ON BEHALF OF THE PARENT INDEMNIFIED PARTIES, ACKNOWLEDGES AND AGREES THAT THIS WAIVER IS AN ESSENTIAL AND MATERIAL TERM OF THIS AGREEMENT.
          13.12 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Parent and the Representative. No waiver by any Party of any provision of this Agreement or any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

          13.13 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law by which this Agreement is governed, such invalidity, illegality or unenforceability shall not affect any other provision; provided that such provision shall be construed to give effect to the parties intent of such provision to the maximum extent permitted by applicable law.
          13.14 Construction; Disclosure. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Schedules or Exhibits attached hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Schedules or Exhibits in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in this Agreement or in any Schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. Each section of the Schedules will be deemed to incorporate by reference all information disclosed in any other section of the Schedules to the extent reasonably apparent on the face of such disclosures that such information applies to such other section. The information contained in this Agreement and in the Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of law or breach of contract).
          13.15 Incorporation of Exhibits and Schedules. The exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.
          13.16 Specific Performance. Notwithstanding anything in this Agreement, the Parties hereto agree that, if any of the provisions of this Agreement or any other document contemplated by this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and, therefore, the Parties shall be entitled to specific performance of the terms hereof and thereof, in addition to any other remedy at Law or in equity.
          13.17 Company Stockholder Representative.
          (a) Designation. The Representative is hereby authorized to serve as the representative of each Company Stockholder with respect to the matters expressly set forth in this Agreement and the Representative Agreement to be performed by the Representative; including negotiating, settling and paying on behalf of each Company Stockholder any claim for indemnification under Section 11.3 and bringing, prosecuting, negotiating and settling on behalf of each Company Stockholder any claim for indemnification pursuant to Section 11.4.
          (b) Authority. Each Company Stockholder, by his, her or its acceptance of any portion of the Merger Consideration, irrevocably appoints the Representative as the agent, proxy and attorney-in-fact for such Company Stockholder for all purposes of this Agreement and the Representative Agreement (including the full power and authority on such holder’s behalf (a) to consummate the transactions contemplated herein, (b) to pay such Company Stockholder’s expenses incurred in connection with the negotiation and performance of this Agreement (whether incurred on or after the date hereof), (c) to make any determinations and settle any matters in connection with the adjustment of the Merger Consideration contemplated by Article III, (d) to distribute any funds payable by Parent hereunder which are for the account of the Company Stockholder, (e) to deduct and/or hold back any funds which may be payable to any Company Stockholder pursuant to the terms of this Agreement in order to pay, or establish a reserve for, any amount which may be payable by such Company Stockholder hereunder, (f) negotiate, settle and pay on behalf of each Company Stockholder any claim for indemnification under Section 11.3 and to bring, prosecute, negotiate and settle on behalf of each Company Stockholder any claim for indemnification pursuant to Section 11.4, (g) to endorse and deliver any certificates or instruments representing the Company Shares and execute such further instruments of assignment as Parent shall reasonably request, (h) to execute and deliver on behalf of such Company Stockholder any amendment to the terms hereof, (i) to take all other actions to be taken by or on behalf of such Company Stockholder in connection herewith, (j) to retain funds for reasonably anticipated expenses and liabilities, and (k) to do each and every act and exercise any and all rights which such Company Stockholder or the Company Stockholders collectively are permitted or required to do or exercise under this Agreement or the Representative Agreement). Each Company Stockholder further agrees that it shall promptly reimburse the Representative for its allocable share of any fees or expenses incurred by the Representative in exercising its authority hereunder and taking any actions pursuant to the terms and conditions of this Agreement, the Representative Agreement or the other agreements contemplated hereby.
          (c) Exculpation.
          (i) Neither the Representative nor any agent employed by him shall incur any liability to any other Person by virtue of the failure or refusal of the Representative for any reason to consummate the transactions contemplated hereby or relating to the performance of his other duties hereunder or any of his omissions or actions with respect thereto. For the avoidance of doubt, Parent and Merger Sub shall be entitled to rely on the acts, to the extent authorized hereunder, of the Representative in all circumstances, and no Company Stockholder shall have any claim against Parent for any amount properly paid to the Representative in accordance with this Agreement.
          (ii) The Representative shall have no obligations to make any payments, including on behalf of any Company Stockholder or any other Person. Parent agrees that it will not look to the personal assets of the Representative, acting in such capacity, for the satisfaction of any obligations to be performed by the Company (pre-closing) or the Company Stockholders. The Company Stockholders will jointly and severally indemnify the Representative from any Losses arising out of his serving as the Representative hereunder.
          13.18 Representation of the Representative and the Company Stockholders and Affiliates. The Parties agree that the fact that Kirkland & Ellis LLP may have represented the Representative and its and the Company’s Affiliates prior to Closing, and has represented the Company prior to Closing, and such representations shall not prevent Kirkland & Ellis LLP from representing the Representative, such Affiliates, or their respective equityholders, officers, or managers in connection with any matters involving, including without limitation any disputes with, any of the parties to this Agreement after Closing. The Parties agree to take the steps necessary to ensure any privilege attaching as a result of legal counsel representing the Company or any Company Subsidiary in connection with this transaction will survive Closing and will remain in effect, provided that such privilege from and after the Closing will be jointly controlled by the Representative and the Company, and may only be waived with both of their consent.
* * * * *

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first above written.

PARENT: PAYCHEX, INC.
By:	/s/ Martin Mucci
	Name:	Martin Mucci
	Title:	President and Chief Executive Officer

MERGER SUB: SUREPAYROLL ACQUISITION CORP.
By:	/s/ Martin Mucci
	Name:	Martin Mucci
	Title:	President

COMPANY: SUREPAYROLL, INC.
By:	/s/ Michael Alter
	Name:	Michael Alter
	Title:	President

REPRESENTATIVE:
/s/ George P. Colis
George P. Colis